                         Consolidated Financial Statements

          Management's Discussion and Analysis of Results of Operations and
                              Financial Condition.

RECENT DEVELOPMENTS - MERGER

Effective May 4, 1998, following the receipt of all required state and federal regulatory approvals, LG&E Energy Corp. (LG&E Energy or the Company) and KU Energy Corporation (KU Energy) merged, with LG&E Energy as the surviving corporation. The accompanying consolidated financial statements reflect the accounting for the merger as a pooling of interests and are presented as if the companies were combined as of the earliest period presented. However, the financial information is not necessarily indicative of the results of operations, financial position or cash flows that would have occurred had the merger been consummated for the periods for which it is given effect, nor is it necessarily indicative of future results of operations, financial position, or cash flows. The financial statements reflect the conversion of each outstanding share of KU Energy common stock into 1.67 shares of LG&E Energy common stock. The outstanding preferred stock of Louisville Gas and Electric Company (LG&E), a subsidiary of LG&E Energy, and Kentucky Utilities Company (KU), which was a subsidiary of KU Energy before the Merger, were not affected by the Merger. See Note 2 of the accompanying Notes to Financial Statements.

DISCONTINUANCE OF MERCHANT ENERGY TRADING AND SALES BUSINESS

Effective June 30, 1998, the Company discontinued its merchant trading and sales business, primarily due to its current portfolio of energy marketing contracts, and the impact that recent volatility, instability and rising prices on the power market have had on these contracts. Exiting the merchant trading and sales business is intended to enable the Company to focus on adding and optimizing physical assets, and to eliminate the earnings impact to continuing operations of extreme market volatility on its current portfolio of energy marketing contracts. The Company intends to sell or buyout the long-term contracts that obligate it to buy and sell natural gas and electric power. It also plans to sell its natural gas gathering and processing business. The Company, however, intends to maintain sufficient market knowledge, risk management skills, technical systems and experienced personnel to maximize the value of power sales from assets it owns or controls, including LG&E, KU and Big Rivers Electric Corporation (Big Rivers).

As a result of the Company's decision to discontinue its merchant trading and sales activity, and the decision to sell the associated gas gathering and processing business, the Company recorded an after-tax loss on disposal of discontinued operations of $225.0 million in the second quarter of 1998. The loss on disposal of discontinued operations results primarily from several fixed-price energy marketing contracts entered in 1996 and early 1997, including the Company's long-term contract with Oglethorpe Power Corporation
(OPC). Other components of the write-off include costs relating to certain peaking options, goodwill associated with the Company's 1995 purchase of these operations and exit costs. Although the Company used what it believes to be appropriate estimates for future energy prices among other factors to calculate the fair market value of discontinued operations, there is no guarantee that higher than anticipated future prices or a lower received purchase price than estimated for asset sales could not result in additional losses. As of October 15, 1998, the Company estimates that a $1 change in electricity prices across all geographic areas and time periods could change the value of the Company's remaining energy portfolio by approximately $10 million. In addition to price risk, the value of the Company's remaining energy portfolio is subject to operational and event risks including, among others, increases in load demand, regulatory changes, and forced outages at units providing supply for the Company. As of October 15, 1998, the Company estimates that a 1% change in the forecasted load demand could change the value of the Company's remaining energy portfolio by $11 million. See Note 18, Commitments and Contingencies, for a discussion of the OPC contract.

The Company restated its financial statements for prior periods to present the operating results, financial position and cash flows of these businesses as discontinued operations. See Notes 1 and 3 for more information.

MASTER RESTRUCTURING AGREEMENT

On June 30, 1998, the partnership that owns the Rensselaer cogeneration facility, along with 14 other independent power producers, participated in the consummation of a Master Restructuring Agreement (MRA) with Niagara Mohawk Power Corporation (NIMO), the purchasing utility. The Company recognized an after-tax gain on the MRA transaction and the settlement of $21 million. See Note 8 of Notes to Financial Statements.

LEASE OF BIG RIVERS FACILITIES

Effective July 15, 1998, the Company closed its transaction to lease the generating assets of Big Rivers following receipt of necessary regulatory approvals. This 25-year transaction involves a lease by subsidiaries of the Company of Big Rivers' approximately 1,700 megawatts of generating capacity. Under the transaction, Western Kentucky Energy Corp. (WKE), a subsidiary of the Company, leases and operates Big Rivers' three coal-fired facilities as an exempt wholesale generator. In addition, an affiliate of WKE operates and maintains the Station Two generating facility of the City of Henderson, Kentucky, and another affiliate, LG&E Energy Marketing, Inc. (LEM), purchases from the City the capacity and energy of Station Two in excess of the City's needs. In related transactions, LEM supplies power to Big Rivers at fixed prices to meet the needs of its four member distribution cooperatives and their retail customers in Western Kentucky, and separately provides power directly to two of those cooperatives to meet the needs of the aluminum smelting facilities of Alcan Aluminum Corporation and Southwire Company in Kentucky. Excess generating capacity, currently estimated to be up to 350 Mwh in the aggregate for this transaction, will remain available for LEM to market throughout the region. In connection with these transactions, the Company, through its affiliates, has undertaken to bear certain of the future capital requirements of those generating assets, certain defined environmental compliance costs, and other obligations. Big Rivers' personnel at the plants became employees of WKE upon the commencement of the transactions. Final Kentucky Public Service Commission approvals in connection with this transaction were received on July 14, 1998, and final Federal Energy Regulatory Commission approvals were received on July 8, 1998.

GENERAL

The following discussion and analysis by management focuses on those factors that had a material effect on the Company's financial results of operations and financial condition during 1997, 1996, and 1995 and should be read in connection with the consolidated financial statements and notes thereto. The Company's financial results and conditions have been largely dependent on the financial results and conditions of its principal subsidiaries, LG&E, a regulated electric and gas utility, and KU, a regulated electric utility. As set forth in the discussion concerning Discontinued Operations above, future financial results from the Company's operations may continue to reflect the results from its portfolio of investments in electric generation and gas distribution in addition to the financial results provided by LG&E and KU.

Some of the following discussion may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "expect," "estimate," "objective," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include: general economic conditions; business and competitive conditions in the energy industry; changes in federal or state legislation; unusual weather; actions by state or federal regulatory agencies, including decisions resulting from the combination of the Company and KU Energy and other factors described from time to time in LG&E Energy Corp.'s reports to the Securities and Exchange Commission, including Exhibit 99.01 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and Exhibit 99.1 to its Current Report on Form 8-K dated May 4, 1998.

RESULTS OF OPERATIONS

Earnings per Share

Earnings per share from continuing operations for 1997 were $1.60, an increase of $.13 per share from the $1.47 earned from continuing operations in 1996. Earnings for 1996 included a charge of $.02 resulting from a write-off associated with non-utility investments. Excluding this charge, earnings per share from continuing operations for 1996 were $1.49; thus, 1997 earnings from continuing operations increased $.11. The $.11 per share increase resulted from an increase in core utility business earnings of $.03, first year earnings related to the acquisition of an interest in two Argentine gas distribution units of $.04, and an increase in the non-utility power generation business of $.08, partially offset by an increase in corporate and other expenses, including interest expense on debt incurred to acquire non-regulated businesses, of $.04. The $.03 increase in utility earnings was primarily due to higher contributions from wholesale electric sales and lower maintenance expenses.

Earnings per share from continuing operations for 1996 of $1.47 increased $.24 over earnings per share from continuing operations of $1.23 reported for 1995. The 1995 amounts included a one-time charge of $.14 to recognize the settlement of the long-standing issues surrounding LG&E's Trimble County electric generating plant. Excluding the Trimble County settlement in 1995 and the charge discussed in the preceding paragraph for 1996, earnings per share from continuing operations were $1.49 in 1996, or $.12 more than comparable 1995 earnings from continuing operations of $1.37. The $.12 increase resulted from higher utility earnings of $.15 and an increase in non-utility earnings of $.03, partially offset by an increase in corporate and other expenses, including interest expense on debt incurred to acquire non-regulated businesses, of $.06. The utility increase of $.15 is primarily the result of a significantly higher level of wholesale electric sales and increased retail sales of electricity and natural gas, continued economic growth in KU's service area and the impact of KU's successful marketing efforts, partially offset by increased operation and maintenance expenses at LG&E. The increase in non-utility earnings reflects strong performance by the independent power ventures.

Loss from discontinued operations increased from $.03 in 1996 to $.19 in 1997 due primarily to abnormal weather, price volatility in the energy market and narrowing margins in the natural gas business. Loss from discontinued operations increased from zero in 1995 to $.03 in 1996 due to higher trading volumes and to adopting the mark-to-market method of accounting.

Utility Results

Revenues

A comparison of utility revenues for the years 1997 and 1996 with the immediately preceding year reflects both increases and decreases, which have been segregated by the following principal causes (in thousands of $):


                                                                Increase (Decrease) From Prior Period
                                                          Electric Revenues               Gas Revenues
                                                         1997          1996           1997             1996
                                                         ----          ----           ----             ----
Sales to ultimate consumers:
   Fuel and gas supply adjustments, etc.               $ (7,616)     $ (9,922)      $ 27,192        $ 21,176
   Demand side management/decoupling                      8,041         5,429          4,348          (1,989)
   Environmental cost recovery surcharge                  1,002         3,538              -              -
   Variation in sales volumes                             6,538        13,865        (14,891)         14,483
                                                       --------      --------       --------        --------
      Total                                               7,965        12,910         16,649          33,670
   Wholesale sales                                        1,210        43,651              -               -
   Gas transportation-net                                     -             -            147            (971)
   Other                                                  3,548         4,799           (204)            594
                                                       --------      --------       --------        --------
        Total                                          $ 12,723      $ 61,360       $ 16,592        $ 33,293
                                                       --------      --------       --------        --------
                                                       --------      --------       --------        --------

Electric revenues increased in 1997 due to a higher level of industrial sales and other revenues, partially offset by lower residential sales in KU's service area resulting from milder weather. Gas revenues increased primarily as a result of higher gas supply costs billed to customers through the gas supply clause, partially offset by decreased gas sales due mainly to warmer weather.

Electric revenues increased in 1996 compared with 1995 primarily because of an increase in wholesale sales of electricity which resulted from aggressive marketing efforts. Increases in industrial and residential sales resulting from continued economic growth in KU's service area also contributed to the increase. Gas revenues increased as a result of the higher cost of natural gas in 1996 and because of increased sales to ultimate consumers (6%) caused mainly by colder weather experienced in the first quarter of the year.

Expenses

Fuel for electric generation and gas supply expenses comprise a large segment of the Company's total operating costs. LG&E's and KU's electric rates contain a fuel adjustment clause and LG&E's gas rates contain a gas supply clause, whereby increases or decreases in the cost of fuel and gas supply are reflected in LG&E's and KU's rates, subject to approval by the Public Service Commission of Kentucky (Kentucky Commission or Commission) and the Virginia State Corporation Commission (Virginia Commission).

Fuel expenses in 1997 decreased $10.0 million primarily due to a 4% decrease in MBTU (million British thermal units) consumed at KU which resulted from an increase in kWh purchases. Fuel expenses increased $20.0 million (6%) in 1996 primarily because of an increase in generation, partially offset by a decrease in the cost of coal burned. LG&E's average delivered cost per ton of coal purchased was $21.66 in 1997, $21.73 in 1996, and $23.68 in 1995.
KU's average delivered cost per ton of coal purchased was $27.97 in 1997, $27.54 in 1996, and $28.45 in 1995.

Purchased power expense increased $10.7 million (13%) in 1997 due to an increase at KU in kWh purchases associated with increased availability of surplus power on favorable pricing terms and to a one-time reduction at KU in demand costs in 1996 of about $4 million under a contract with a neighboring utility. Purchased power expense decreased $7.2 million (8%) in 1996. The decline was due to a reduction at KU in kWh purchases and to the one-time reduction in demand costs.

Gas supply expenses for 1997 increased $18.4 million (13%) because of the higher cost of net gas supply ($29.3 million), partially offset by a decrease in the volume of gas delivered to the distribution system ($10.9 million). Gas supply expenses increased $29.7 million (27%) in 1996 mainly because of the higher cost of net gas supply ($21.8 million) and an increase in the volume of gas delivered to the distribution system ($7.9 million). The average unit cost per Mcf of purchased gas was $3.46 in 1997 and 1996, and $2.62 in 1995.

Operation and maintenance expenses for 1997 were approximately the same as 1996. Maintenance decreased in 1997 due mainly to decreased repairs at LG&E's electric generating plants caused by fewer outages and a lower level of storm damage repairs. These decreases were offset by an increase in costs to operate LG&E's power plants and a write-off of certain previously deferred items at LG&E that amounted to approximately $3 million. Items written off include expenses associated with the hydro-electric plant and a management audit fee. Even though LG&E believes it could have reasonably expected to recover these costs in future rate proceedings, it decided not to seek recovery and expensed these costs because of increasing competitive pressures in the industry.

Operation and maintenance expenses increased $14.4 million (4%) in 1996 over 1995 primarily because of increased costs to operate LG&E's electric power plants ($2.9 million) and LG&E's electric and gas transmission and distribution systems ($1.9 million), increased storm damage expenses at LG&E ($2.2 million) and LG&E's recognition of proceeds in 1995 for the settlement of a commercial dispute. Pursuant to a study to determine when the settlement should be recorded, LG&E recognized $6 million as a reduction of 1995 operation expense and $2 million as a reduction of 1996 operation expense.

Depreciation and amortization increased in both 1997 and 1996 primarily because of additional plant in service, including a combustion turbine peaking unit placed into service at KU in May 1996. In addition, 1997 reflects the accelerated write-off of losses on early retirements of facilities at LG&E.

Other income for 1997 increased by $1.9 million primarily because of interest income recorded as a result of a favorable tax settlement at LG&E and the sale of stock options which LG&E had acquired in a commercial transaction. Other income for 1996 decreased about $2.7 million because of a decrease at LG&E in income earned from investments and lower gains realized from the sale of property at LG&E as compared to 1995. See Note 14 of Notes to Financial Statements.

Interest charges for 1997 decreased $1 million (1%) due to favorable refinancing activities at LG&E in 1996. Interest charges for 1996 decreased $2.0 million (3%) primarily because of the retirement of outstanding debt at LG&E. LG&E's embedded cost of long-term debt at December 31, 1997, was 5.68%; and at December 31, 1996, 6.05%. KU's embedded cost of long-term debt was 6.98% at December 31, 1997, and December 31, 1996. See Note 16 of Notes to Financial Statements.

Preferred dividends decreased $1.7 million (28%) in 1996 as compared to 1995 due primarily to the redemption of LG&E's 7.45% Series Cumulative Preferred Stock in December 1995.

Variations in income tax expenses are largely attributable to changes in pre-tax income.

The rate of inflation may have a significant impact on the Company's utility operations, its ability to control costs and the need to seek timely and adequate rate adjustments. However, relatively low rates of inflation in the past few years have moderated the impact on current operating results.

Argentine Gas Distribution and Other

In February 1997, the Company acquired interests in two Argentine gas distribution companies: Distribuidora de Gas del Centro (Centro) and Distribuidora de Gas Cuyana (Cuyana). Revenues and operating expenses increased $127.2 million and $29.3 million, respectively, due to the incorporation of results from Centro. Equity in earnings of joint ventures increased by $2.4 million due to the acquisition of an interest in Cuyana. Interest charges and preferred dividends increased by $10.5 million and minority interest increased by $9 million due to these acquisitions.

Equity in earnings of joint ventures from the Company's power generation projects were essentially flat between 1996 and 1997.

The decrease in equity in earnings of joint ventures in 1996 of $9.2 million compared to 1995 mainly resulted from the sale of power purchase contracts by two partnerships in June 1995. These sales resulted in gains totaling $9.7 million in 1995. Also, earnings from the three windpower joint ventures formerly managed by Kenetech Windpower, Inc. (Kenetech) decreased $1.1 million. This was primarily due to an increased level of expense incurred because of a change in operations management at the ventures during 1996 after Kenetech filed for Chapter 11 bankruptcy protection. The Company now manages operations at two of the projects, and another venture partner manages the third. See Notes 8 and 18 of Notes to Financial Statements.

Other income and deductions increased by $9.4 million in 1997 mainly due to the sale of one-half of the Company's interest in the Rensselaer cogeneration facility. Other income and deductions decreased by $3.7 million in 1996 compared to 1995 due to lower interest and dividend income resulting from a decrease in marketable securities. See Notes 8 and 14 of Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

The Company's need for capital funds is primarily related to the construction of plant and equipment necessary to meet the needs of electric and gas utility customers and equity investments in connection with independent power production projects and other energy-related growth or acquisition opportunities among the non-utility businesses. Capital funds are also needed for the Company's capital obligations under the Big Rivers lease arrangements, losses anticipated in connection with the discontinuance of the merchant sales and trading business, partnership equity contributions in connection with independent power production projects, information system enhancements, and other business development opportunities. Fluctuations in the Company's discontinued energy marketing and trading activities also affected liquidity throughout the year. Lines of credit are maintained to fund these temporary capital requirements.

Construction Expenditures and Equity Investments

Utility construction expenditures for 1997 were $205 million compared with $215 million for 1996 and $218 million for 1995. Non-utility construction expenditures (other than generating plant expenditures incurred by joint ventures) were approximately $5 million in 1997, $1 million in 1996, and $2 million in 1995. In 1995, the Company invested equity of $37 million in several domestic and international power projects and in the redemption of its interest in the partnership that operated many of its power plants.

Past Financing Activities

During 1997, 1996, and 1995, the Company's primary sources of capital were internally generated funds from operating cash flows and debt financing. Internally generated funds provided financing for 100% of the Company's utility construction expenditures for 1997, 1996, and 1995. The Company acquired interests in two Argentine natural gas distribution companies in 1997 for $140 million, plus transaction related fees and expenses. It also acquired Hadson Corporation (Hadson) in 1995 for $143 million, plus acquisition-related fees and expenses. These acquisitions were financed with cash and lines of credit. The Company also provided its energy marketing business with additional cash to meet general working capital needs. The investment in Hadson and the results of the energy marketing business are included in discontinued operations.

The Company's combined cash and marketable securities balance increased by $21.0 million in 1997 and decreased by $15.7 million in 1996. The increase for 1997 reflects cash flows from operations and an increase in borrowings, partially offset by capital expenditures and dividends paid. The 1996 decrease reflects capital expenditures, dividends paid, and a net decrease in borrowings, partially offset by cash flows from operations. In 1995, combined cash and marketable securities decreased $89.7 million compared to 1994, which primarily resulted from the acquisition of Hadson and related working capital needs, additional investments in affiliates and dividends paid; offset by cash flows from operations, an increase in borrowings and changes in classification of investments from noncurrent to current assets.

The increases in accounts receivable and accounts payable during 1997 resulted primarily from acquiring a controlling interest in Centro in February 1997. Variations in accounts receivable and accounts payable are not generally significant indicators of the Company's liquidity, as such variations are primarily attributable to fluctuations in weather in LG&E's and KU's service territories.

In November 1997, LG&E issued $35 million of Jefferson County, Kentucky and $35 million of Trimble County, Kentucky, Pollution Control Bonds, Flexible Rate Series, due November 1, 2027. The interest rates for these bonds were 3.90% and 3.85%, respectively, at December 31, 1997. The proceeds from these bonds were used to redeem the outstanding 7.75% Series of Jefferson County, Kentucky and Trimble County, Kentucky, Pollution Control Bonds due February 1, 2019.

In October 1996, LG&E issued $22.5 million of Jefferson County, Kentucky and $27.5 million of Trimble County, Kentucky, Pollution Control Bonds, Flexible Rate Series, due September 1, 2026. Interest rates for these bonds were 3.79% and 3.82%, respectively, at December 31, 1997. The proceeds from these bonds were applied in December 1996 to redeem the outstanding 7.25% Series of Jefferson County, Kentucky and Trimble County, Kentucky, Pollution Control Bonds due December 1, 2016.

On June 1, 1996, LG&E's First Mortgage Bonds, 5.625% Series of $16 million matured and were retired by LG&E. The bonds were redeemed with available funds.

In April 1995, LG&E issued $40 million of Jefferson County, Kentucky, Pollution Control Bonds, 5.90% Series, due April 15, 2023. The proceeds from these bonds were used to redeem the outstanding 9.25% Series of Pollution Control Bonds due July 1, 2015.

In December 1995, LG&E redeemed the outstanding shares of its 7.45% Cumulative Preferred Stock with a par value of $25 per share at a redemption price of $25.75 per share. LG&E funded the $22 million redemption with cash generated internally.

In January 1996, KU issued $36 million of Series S First Mortgage Bonds, maturing 2006, at a rate of 5.99%. The proceeds were used to redeem $35.5 million of Series K First Mortgage Bonds which carried a rate of 7.375%.

In June 1995, KU issued $50 million of Series R First Mortgage Bonds which will mature in 2025 and bear interest at 7.55%. The proceeds were used primarily to pay short-term indebtedness incurred to finance ongoing construction expenditures and general business requirements.

The Company's equity investments in non-utility projects and non-utility construction expenditures were financed through internally generated funds and short-term borrowings. Construction expenditures for new generating projects were funded through project debt.

The Company had non-utility short-term borrowings outstanding of $360.2 million as of December 31, 1997. These borrowings consisted of commercial paper which had maturity dates ranging between one and 270 days. Because of the roll-over of these maturity dates, total short-term borrowings during the year were approximately $3.9 billion and total repayments of short-term borrowings during the year were approximately $3.7 billion. Non-utility short-term borrowings were $158 million as of December 31, 1996, and $173 million as of December 31, 1995. The increase in 1997 was primarily due to the acquisition of the interests in the Argentine natural gas distribution companies and the funding of working capital requirements.

At the end of 1997, KU's short-term borrowings were $34 million compared to $54 million at December 31, 1996. KU has used short-term borrowings to temporarily finance ongoing construction expenditures and general corporate requirements. The decrease was due primarily to KU's cash provided by operations exceeding cash required for investing and financing activities (exclusive of short-term borrowings).

The Company issued $4 million of new common stock in 1997 and $2 million in 1996, under various employee plans. The Company announced a program on October 14, 1997, authorizing the repurchase of up to 1,000,000 shares of its common stock to be used for, among other things, benefit and compensation plans. See Note 15 of

Notes to Financial Statements.

Future Capital Requirements

Future utility financing requirements may be affected in varying degrees by factors such as load growth, changes in construction expenditure levels, rate actions allowed by regulatory agencies, new legislation, market entry of competing electric power generators, changes in environmental regulations and other regulatory requirements. The Company estimates that LG&E's construction expenditures will total $260 million for 1998 and 1999, and that KU's construction expenditures for the same period will total approximately $200 million. In addition, LG&E's capital requirements for 1998 include $20 million to retire long-term debt that is scheduled to mature on June 1, 1998, and KU's capital requirements for 2000 include $61.5 million for scheduled debt retirements. Capital expenditures for the non-utility businesses are anticipated to total $23 million for 1998 and 1999. Other future capital funding requirements are dependent upon the identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions.

KU forecasts annual growth in sales and peak demand of 2.5% and 2.7%, respectively, over the next 5 years. KU plans to provide for the future power needs of its customers primarily through purchased power and the addition of combustion turbine peaking units. There are no plans for additional baseload capacity at KU before 2010.

In October 1998, the Company negotiated for the purchase of two gas turbine peaking units at a total cost of approximately $115 million to be expended in 1998 and 1999.

On July 15, 1998, the Company closed its transaction to lease the generating assets of Big Rivers Electric Corporation. On July 14, 1998, LG&E Capital Corp., a subsidiary of the Company, issued $95.1 million of commercial paper to meet various working capital requirements related to the closing.

In July 1998, following the Company's decision to discontinue its merchant energy trading and sales business, Standard & Poor's (S&P) downgraded the credit ratings of the Company and its subsidiaries. The Company's corporate credit rating was changed from "A+" to "A". Similar action was taken with respect to the credit ratings of LG&E and KU. LG&E's corporate credit rating and first mortgage bonds are now rated "A+", its unsecured debt and preferred stock are now rated "A" and its commercial paper is now rated "A-1". KU's corporate credit rating and preferred stock are now rated "A+", its first mortgage bonds are now rated "AA-" and its commercial paper is now rated "A-1". LG&E Capital's ratings for its corporate credit and unsecured debt are now "A" and its commercial paper rating remained at "A-1". These ratings reflect the views of S&P, and an explanation of the significance of these ratings may be obtained from S&P. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating agency.

Future Sources of Financing

Internally generated funds from operations are expected to fund substantially all of LG&E's and KU's anticipated construction expenditures in 1998 and 1999. Similarly, the Company anticipates having sufficient internal cash generation, borrowing capacity and access to securities markets to meet anticipated equity investments and non-utility capital expenditures in 1998 and 1999.

On September 5, 1997, LG&E Energy Systems Inc. (Energy Systems) and LG&E Gas Systems Inc. (Gas Systems) merged to form LG&E Capital Corp. (Capital Corp.). At the same time, Capital Corp. implemented a $600 million commercial paper facility backed by new lines of credit totaling $700 million. The Company terminated the previous lines of credit which totaled $460 million.

At December 31, 1997, loan agreements and lines of credit were in place totaling $960 million ($200 million for LG&E, $60 million for KU, and $700 million for Capital Corp.) for which the companies pay commitment or facility fees. The LG&E and KU credit facilities provides for short-term borrowing. The Capital Corp. facilities provide for short-term borrowing, letter of credit issuance, and support of commercial-paper borrowings. Unused capacity under these lines totaled $541.7 million after considering the commercial paper support and approximately $58.1 million in letters of credit securing on- and off-balance sheet commitments. The credit lines will expire at various times from 1998 through 2002. Management expects to renegotiate the lines when they expire.

On February 6, 1998, Capital Corp. issued $150 million of medium-term notes due in January 2008. The securities were issued pursuant to an unregistered Rule 144A offering. The stated interest rate on the notes was 6.46%. After taking into account the effects of an interest rate swap entered into in 1997 to hedge the interest rate on $100 million of such medium-term notes and other issuance costs, the effective rate will be 6.82%. See Note 6 of Notes to Financial Statements. The proceeds were used to repay outstanding notes payable.

The lenders under the credit facilities, commercial paper facility, and the medium-term notes for Capital Corp. are entitled to the benefits of Support Agreements with LG&E Energy Corp. See Note 17 of Notes to Financial Statements.

Year 2000 Computer Software Issue

The Company began its project regarding the year 2000 issue in 1996. The board of directors approved the general year 2000 plan and receives, along with management, regular updates. Project teams are continuing to evaluate risks and to plan and implement appropriate sources of corrective action. Corrective action, including replacement or modification of certain software systems, for major applications such as customer information, financial and trading systems are in process, and in certain cases completed. Regarding the smaller, more isolated systems, the Company anticipates moving from the evaluative stage to the corrective stage during 1998. The Company has also communicated with its suppliers, customers and key business partners regarding year 2000 compliance and intends to continue monitoring their progress on this issue.

The amount that has been expensed through December 31, 1997, is approximately $2 million. Based on studies and progress made to date, the Company expects to spend approximately $11 million in 1998 and 1999 for significant modification of its computer information systems to enable proper processing of transactions relating to the year 2000 and beyond. Accordingly, the Company does not expect the amounts required to be expensed over the next two years to have a material effect on its financial position or results of operations.

LG&E Energy Corp. - KU Energy Corporation Merger

On May 20, 1997, the Company and KU Energy Corporation (KU Energy) entered into an Agreement and Plan of Merger providing for a merger of LG&E Energy and KU Energy. Pursuant to the Merger Agreement, LG&E Energy and KU Energy merged on May 4, 1998, with LG&E Energy as the surviving corporation. For a more detailed and descriptive discussion of the merger and the additional approvals needed, see Note 2 of Notes to Financial Statements.

Rates and Regulation

LG&E and KU are subject to the jurisdiction of the Kentucky Commission in virtually all matters related to electric and gas utility regulation, and as such, their accounting is subject to Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (SFAS No. 71). Given LG&E's and KU's competitive position in the market and the status of regulation in the state of Kentucky, neither LG&E nor KU have plans or intentions to discontinue its application of SFAS No.
71. See Note 5 of Notes to Financial Statements. KU is also subject to the jurisdiction of the Virginia State Corporation Commission (Virginia Commission).

On December 8, 1995, the Commission approved a settlement agreement filed by LG&E and all intervenors in the Trimble County proceedings, including various consumer interest groups and government agencies, that, in effect, resolved all of the regulatory and legal issues related to the appropriate ratemaking treatment to exclude 25% of the Trimble County plant costs from customer rates. Under the settlement, ratepayers are receiving $22 million in refunds, most of which is being refunded over the five-year period, 1996 through 2000, based on a per-kilowatt-hour credit. In addition, LG&E is providing $900,000 annually for five years, beginning in 1996, to fund low-income energy assistance programs. The Company also revised the decoupling methodology in a manner that reduced revenues collected from residential customers during 1996 and 1997 by a total of approximately $1.8 million.

The overall effect of the settlement, which the Company recognized in its entirety in the fourth quarter of 1995, was to reduce electric revenues by $28.3 million and increase operating expenses by $1.5 million. Thus, the settlement reduced 1995 net income by $17.9 million, and earnings per share by 14CENTS. See Note 19 of Notes to Financial Statements.

In May 1995, LG&E implemented a Commission approved environmental cost recovery (ECR) surcharge to recover certain costs required to comply with the Federal Clean Air Act, as amended, and those federal, state, and local environmental requirements which apply to coal combustion wastes and by-products from facilities utilized for production of energy from coal. As a result of this surcharge, LG&E's electric revenues increased $3.2 million in 1995, an additional $2.4 million in 1996 and an additional $.4 million in 1997. The Kentucky Attorney General (KAG), and the Kentucky Industrial Utility Customers filed an appeal in Franklin Circuit Court on various issues related to the Commission's order in this proceeding, including the constitutionality of the Kentucky statute that authorizes the surcharge. In an order dated April 10, 1996, associated with the first six-month review of the operation of the surcharge, the Commission stated that all environmental surcharge revenues collected from the date of the April 10 order will be subject to refund, pending the outcome of the legal proceedings. LG&E is contesting the legal challenges but cannot predict the outcome of this litigation. In a similar proceeding involving appeals from the Commission's order authorizing an environmental cost recovery surcharge for KU by the same intervenors, the Kentucky Court of Appeals, in a decision issued on December 5, 1997, upheld the constitutionality of the surcharge statute. The intervenors have petitioned the Kentucky Supreme Court to review the decision of the Kentucky Court of Appeals. Any refunds that may ultimately be ordered, are not expected to have a material adverse effect on LG&E's financial position or results of operation.

In August 1994, KU implemented an environmental cost recovery mechanism (surcharge) in Kentucky. Authorized by a 1992 state statute and approved by the Commission in July 1994, the surcharge is designed to recover certain environmental compliance costs, including costs to comply with the 1990 Clean Air Act Amendments, through a surcharge on customers bills.

The Commission's order approving the surcharge and the constitutionality of the surcharge were challenged in a Franklin County (Kentucky) Circuit Court (Circuit Court) action brought against KU and the Commission by the Attorney General of Kentucky and representatives of consumer groups. In July 1995, the Circuit Court entered a judgment upholding the constitutionality of the surcharge statute but vacating that part of the Commission's order which the Circuit Court's judgment described as retroactively applying the surcharge statute. All parties (including KU and the Commission) appealed the Circuit Court's judgment to the Kentucky Court of Appeals (Court of Appeals). The Commission has ordered surcharge revenues collected by KU from February 1, 1995 subject to refund pending final determination of all appeals. The total surcharge collections from February 1, 1995 through December 31, 1997 were approximately $56 million.

In December 1997, the Court of Appeals rendered an opinion upholding the portion of the Circuit Court's judgment regarding the constitutionality of the surcharge statute but reversing that portion of the Circuit Court's judgment concerning the claim of retroactive application of the statute. On June 10, 1998, the Kentucky Supreme Court granted motions for discretionary review filed by the Kentucky Attorney General and consumer representation in this matter. Briefs have been filed and oral argument is scheduled for mid-November 1998.

KU continues to believe that the constitutionality of the surcharge statute will be upheld. Although KU cannot predict the outcome of the claim of retroactive application of the statute, it is the position of KU and the Commission that the July 1994 Commission order did not retroactively apply the statute. If the Court of Appeals opinion reversing the Circuit Court's judgment on the claim of retroactivity is overturned and the Circuit Court's judgment, as entered, is upheld, KU estimates that the amount it could be required to refund for surcharge collections through December 31, 1997, from the implementation of the surcharge would be approximately $15 million, and from February 1, 1995, would be approximately $13 million. At this time, KU has not recorded any reserve for refund. See to Note 5 of Notes to Financial Statements.

In January 1994, LG&E implemented a Commission approved demand side management (DSM) program that LG&E, KAG, the Jefferson County Attorney, and representatives of several customer-interest groups had filed with the Commission. The approved program included a formal collaborative process to develop future DSM programs and also contained a rate mechanism that (1) provided LG&E concurrent recovery of DSM costs, (2) provided an incentive for implementing DSM programs, and (3) allowed LG&E to recover revenues from lost sales associated with the DSM programs.

Subsequent to the original filing, LG&E requested three significant revisions to the DSM program. In 1996, the Commission approved the addition of five new programs that increased LG&E's commitment to DSM by approximately $4 million over the next two years. In 1997, LG&E requested a change in the methodology used in determining revenues from lost sales associated with DSM programs. This change would have replaced the decoupling mechanism approved in the original program, with a methodology based on engineering estimates. Also in 1997, LG&E requested approval to implement a 1998 program budget in the amount of $2.5 million. On April 27, 1998 the Commission rejected the proposal to calculate revenues from lost sales associated with DSM programs based on engineering estimates, and ordered that two programs be terminated on cost effectiveness grounds. On May 20, 1998, LG&E informed the Commission that it had determined to terminate the booking of revenues associated with the decoupling mechanism effective June 1, 1998. LG&E indicated that such a replacement mechanism would be submitted to the Commission for approval in the future. LG&E further informed the Commission that this action will not suspend collection of accrued decoupling revenues recorded as revenues in 1997 and prior years and included in LG&E's currently effective DSM charge, or the future collection of decoupling revenues booked during 1998 for the January 1 through May 31 period. The Commission subsequently accepted the LG&E proposal to terminate these revenues effective June 1, 1998.

On September 30, 1997, the Commission issued an order approving LG&E's request to implement an experimental performance-based ratemaking mechanism. This mechanism is related to gas procurement activities and gas off-system sales only and is approved for a three-year test period effective October 1, 1997. During the three-year experimental period, rate adjustments related to this mechanism will be determined for each 12-month period beginning November 1 and ending October 31. This mechanism is not expected to have a material effect on LG&E's financial position or results of operations.

In its September 12, 1997 order approving the merger of LG&E Energy and KU Energy, the Kentucky Commission ordered LG&E and KU to file by the later of the consummation of the merger or September 14,

1998, detailed plans to address the future rate regulation of the Company. The Commission directed LG&E and KU to indicate in its filing whether it desired to remain under traditional rate of return regulation or commence non-traditional regulation. On October 12, 1998, pursuant to an extension granted by the Kentucky Commission, LG&E and KU submitted parallel filings proposing performance-based ratemaking systems. The performance-based ratemaking proposal included financial incentives, including penalties, for LG&E and KU to develop cost-saving means to provide electricity to customers, who will also share in such savings. Incentives are also included in the areas of quality of service and reliability. The PBR proposal has five elements: replacement of the existing fuel adjustment clause with a cap tied to a regional index; continued flow-through of certain LG&E and KU joint-dispatch savings to customers; incentives tied to power plant unit availability compared to past performance; incentives tied to quality, reliability, satisfaction and safety performance compared to objective benchmarks; and flexibility to customize rates and services according to customer needs, subject to an obligation to offer standard tariff service and subject to the condition that rates must exceed marginal cost. The proposal remains subject to approval by the Kentucky Commission.

LG&E last filed for a rate increase with the Commission in June 1990 based on the test year ended April 30, 1990. The Commission issued a final order in September 1991 that effectively granted LG&E an annual increase in rates of $6.8 million ($6.1 million electric and $.7 million gas).

Environmental Matters

With the passage of the Clean Air Act Amendments of 1990 (the Act), LG&E already complied with the stringent sulfur dioxide emission limits required by the year 2000, as it had previously installed scrubbers on all of its coal-fired generating units. Since 1990, as part of its ongoing construction program, LG&E has spent $31 million for measures to meet applicable nitrogen oxide limits. While the overall financial impact of the Act on LG&E has been minimal, LG&E is closely monitoring several significant regulatory developments which may potentially impact the Company including regulations issued by the United States Environmental Protection Agency (USEPA) on September 24, 1998. These regulations address long-range ozone transport from Midwest emissions sources that allegedly contribute to ozone problems in the Northeast. The regulations provide for a reduction in utility nitrogen oxide emissions of approximately 85% from 1990 levels by 2003. If these regulations are implemented as promulgated, LG&E, KU, WKEC and the independent power projects in which the Company has an interest will be required to incur significant capital expenditures and significantly increased operation and maintenance costs for remedial measures. Final implementation methods will be set by the USEPA and state regulatory authorities.

The Company estimates that these capital costs could potentially exceed $300 million in the aggregate for LG&E, KU and WKEC. These costs would generally be incurred following the year 2000. The Company believes its costs in this regard to be comparable to that of similarly-situated utilities with like generation assets. The Company anticipates that such capital and operating costs are the type of costs that are eligible for recovery from customers under its environmental surcharge mechanisms and believes that, in the cases of LG&E and KU, a significant portion of such costs could be so recovered. However, Kentucky Commission approval is necessary and there can be no guarantee of such recovery.

KU met Phase I requirements of the Clean Air Act Amendments of 1990 (which were effective January 1, 1995) primarily through the addition of a flue gas desulfurization system (scrubber) on Unit 1 of KU's Ghent Generating Station. The scrubber began commercial operation in December 1994.

KU's current strategy for Phase II requirements (which will be effective January 1, 2000) is to use accumulated emission allowances to delay additional capital expenditures and may also include fuel switching or the installation of additional scrubbers.

KU's future compliance plans are contingent upon many factors, including developments in the emission allowance market and fuel markets as well as regulatory and legislative actions and advances in clean air technology. KU will continue to review and revise its compliance plans accordingly to ensure that its environmental obligations are met in the most efficient and cost-effective manner.

See Note 18 of Notes to Financial Statements for a complete discussion of the Company's environmental issues concerning the proposed USEPA ozone transport regulations, LG&E's Cane Run and Mill Creek electric generating plants, manufactured gas plant sites, and certain other environmental issues.

Public Utility Regulatory Policies Act

Proposals also have been introduced in Congress to repeal all or portions of the Public Utility Regulatory Policies Act (PURPA). PURPA and its implementing regulations require, among other things, that electric utilities purchase electricity generated by qualifying cogeneration facilities at a price based on the purchasing utility's avoided costs. The Company is the partial owner of several qualifying cogeneration facilities and it is the operator of several qualifying cogeneration facilities pursuant to contracts.
 While the Company supports the repeal of PURPA, the Company intends to oppose any efforts to nullify existing contracts between electric utilities and qualifying cogeneration facilities. The Company is involved in proceedings before the Federal Energy Regulatory Commission (FERC) regarding its Southampton cogeneration facility and in litigation with the purchasing utility of the energy from its Roanoke Valley I cogeneration facility. The Rensselaer cogeneration facility, in which the Company has a 50% interest through an indirect subsidiary, is one of a group of 16 independent power producers which have entered into an agreement with Niagara Mohawk Power Corporation, as purchasing utility, to negotiate towards restructurings of their power sales contracts. As proceedings and negotiations concerning these events are continuing, the Company is currently unable to predict the outcome of these matters. See Note 18 of Notes to Financial Statements.

Impact of Nonregulated Businesses

The Company expects to continue investing in nonregulated projects, including domestic and international power production and gas distribution projects, as described under Future Capital Requirements. The nonregulated projects in which the Company has invested carry a higher level of risk than LG&E's or KU's traditional utility businesses. Current investments in nonregulated projects are subject to competition, operating risks, dependence on certain suppliers and customers, and domestic and foreign environmental and energy regulations as well as political and currency risks. In addition, significant expenses may be incurred for projects pursued by the Company that do not materialize. The aggregate effect of these factors is to create the potential for more volatility in the nonregulated component of the Company's earnings. Accordingly, the historical operating results of the Company's nonregulated businesses may not necessarily be indicative of future operating results.

FUTURE OUTLOOK

Competition and Customer Choice

LG&E Energy Corp. has moved aggressively over the past decade to be positioned for, and to help promote, the energy industry's shift to customer choice and a competitive market for energy services. Specifically, the Company has taken many steps to prepare for the expected increase in competition in its regulated and non-regulated energy services businesses, including aggressive cost reduction activities; strategic acquisitions and growth initiatives; write-offs of previously deferred expenses; an increase in focus on commercial and industrial customers; an increase in employee training; and necessary corporate and business unit realignments. The Company continues to be active in the national debate surrounding the restructuring of the electric industry and the move toward a competitive, market-based environment. LG&E Energy Corp. has urged Congress and federal regulatory agencies to set a specific date for a complete transition to a competitive market, one that will quickly and efficiently bring the benefits associated with customer choice. LG&E Energy Corp. has repeatedly advocated the implementation of this transition by January 1, 2001.

The Kentucky Commission has held a series of meetings with representatives of utilities, consumers, state agencies, state legislators and other groups in Kentucky to discuss the possible effects of electric industry restructuring in Kentucky. In December 1997, the Kentucky Commission issued a set of principles which are intended to serve as its guide in consideration of issues relating to industry restructuring. Among these principles were: consumer protection and benefit, system reliability, universal service, environmental responsibility, cost allocation, stranded costs and codes of conduct.

At the time of this report, neither the Kentucky General Assembly nor the Kentucky Commission has adopted or approved a final plan or timetable for retail electric industry competition in Kentucky. The nature or timing of future legislative or regulatory actions regarding industry restructuring and their impact on the Company, which may be significant, cannot be predicted currently.

                           LG&E Energy Corp. and Subsidiaries
                            Consolidated Statements of Income
                          (Thousands of $ Except Per Share Data)


                                                Years Ended December 31
                                            1997           1996          1995
                                            ----           ----          ----
REVENUES:
   Electric utility                       $1,331,569     $1,318,846     $1,257,486
   Refund - Trimble County settlement
     (Note 19)                                     -              -        (28,300)
   Gas utility                               231,011        214,419        181,126
   Argentine gas distribution and other      162,475         27,195         22,368
                                          ----------     ----------     ----------
      Total revenues (Note 1)              1,725,055      1,560,460      1,432,680
                                          ----------     ----------     ----------

COST OF REVENUES:
   Fuel and power purchased                  427,673        427,011        414,256
   Gas supply expenses                       158,929        140,482        110,738
   Argentine gas distribution and other       85,380         13,559         25,563
                                          ----------     ----------     ----------
      Total cost of revenues                 671,982        581,052        550,557
                                          ----------     ----------     ----------

Gross profit                               1,053,073        979,408        882,123

OPERATING EXPENSES:
   Operation and maintenance:
      Utility                                415,882        416,597        402,086
      Argentine gas distribution and other    54,724         31,101         25,119
   Depreciation and amortization             186,549        171,399        162,700
   Non-recurring charges (Note 10)                 -          5,493              -
                                          ----------     ----------     ----------
      Total operating expenses               657,155        624,590        589,905
                                          ----------     ----------     ----------

Equity in earnings of joint ventures
     (Note 8)                                 22,937         19,727         28,880
                                          ----------     ----------     ----------

OPERATING INCOME                             418,855        374,545        321,098

Other income and (deductions) (Note 14)       20,970         11,575         15,309
Interest charges and preferred dividends     104,427         94,412         90,498
Minority interest                              9,035              -              -
                                          ----------     ----------     ----------

Income before income taxes                   326,363        291,708        245,909

Income taxes (Note 13)                       119,323        101,322         86,294
                                          ----------     ----------     ----------

Income from continuing operations            207,040        190,386        159,615

Loss from discontinued operations,
   net of income tax expense (benefit)
   of $(15,116), $2,371, and $(179)
   (Notes 1 and 3)                           (24,044)        (4,434)          (732)
                                          ----------     ----------     ----------

NET INCOME                                $  182,996     $  185,952     $  158,883
                                          ----------     ----------     ----------
                                          ----------     ----------     ----------

Average common shares outstanding            129,627        129,450        129,261

Earnings per share of common stock -
   basic and diluted:
Continuing operations                     $     1.60     $     1.47     $     1.23
Loss from discontinued operations               (.19)          (.03)             -
                                          ----------     ----------     ----------
Total                                          $1.41          $1.44          $1.23
                                          ----------     ----------     ----------
                                          ----------     ----------     ----------

The accompanying notes are an integral part of these financial statements.

                          LG&E Energy Corp. and Subsidiaries
                             Consolidated Balance Sheets
                                   (Thousands of $)


                                                                      December 31
                                                                 1997             1996
                                                                 ----             ----
ASSETS:
Current assets:
   Cash and temporary cash investments                        $  111,003         $  106,463
   Marketable securities (Note 11)                                22,300              5,815
   Accounts receivable - less reserve of
     $4,731 in 1997 and $2,143 in 1997                           242,942            193,788
   Materials and supplies - primarily at average cost:
      Fuel (predominantly coal)                                   45,450             45,471
      Gas stored underground                                      42,104             35,510
      Other                                                       55,514             54,083
   Net assets of discontinued operations (Notes 1 and 3)         222,784            211,838
   Prepayments and other                                           9,304             13,054
                                                              ----------         ----------
      Total current assets                                       751,401            666,022
                                                              ----------         ----------

Utility plant:
   At original cost (Note 1)                                   5,390,868          5,231,456
   Less:  reserve for depreciation                             2,201,124          2,067,898
                                                              ----------         ----------
      Net utility plant                                        3,189,744          3,163,558
                                                              ----------         ----------

Other property and investments - less reserve:
   Investments in affiliates (Note 8)                            177,006            130,844
   Non-utility property and plant, net (Notes 1 and 2)           248,119              4,688
   Other                                                          53,534             45,563
                                                              ----------         ----------
      Total other property and investments                       478,659            181,095
                                                              ----------         ----------

Deferred debits and other assets:
   Regulatory assets (Note 5)                                     39,672             39,260
   Goodwill, net (Notes 1 and 2)                                  13,675             14,077
   Other                                                          89,793             68,587
                                                              ----------         ----------
      Total deferred debits and other assets                     143,140            121,924
                                                              ----------         ----------
         Total assets                                         $4,562,944         $4,132,599
                                                              ----------         ----------
                                                              ----------         ----------

CAPITAL AND LIABILITIES:
Current liabilities:
   Long-term debt due within one year                         $   20,021         $       21
   Notes payable (Note 17)                                       393,784            212,200
   Accounts payable                                              134,714            120,837
   Trimble County settlement (Note 19)                            13,248             17,511
   Other                                                         122,780             98,639
                                                              ----------         ----------
      Total current liabilities                                  684,547            449,208
                                                              ----------         ----------

Long-term debt                                                 1,210,690          1,193,208

Deferred credits and other liabilities:
   Accumulated deferred income taxes (Notes 1 and 13)            548,477            504,386
   Investment tax credit, in process of amortization             101,931            110,207
   Accumulated provision for pensions and related benefits        79,547             70,857
   Regulatory liability (Note 5)                                 117,079            134,936
   Other                                                          77,141             77,738
                                                              ----------         ----------
      Total deferred credits and other liabilities               924,175            898,124
                                                              ----------         ----------

Minority interest                                                105,985                  -
Cumulative preferred stock                                       138,353            135,328
Commitments and contingencies (Note 18)
Common equity                                                  1,499,194          1,456,731
                                                              ----------         ----------
   Total capital and liabilities                              $4,562,944         $4,132,599
                                                              ----------         ----------
                                                              ----------         ----------


The accompanying notes are an integral part of these financial statements.

                          LG&E Energy Corp. and Subsidiaries
                        Consolidated Statements of Cash Flows
                                   (Thousands of $)


                                                                                Years Ended December 31
                                                                        1997           1996           1995
                                                                        ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                     $     182,996  $     185,952  $     158,883
   Items not requiring cash currently:
      Depreciation and amortization                                     186,549        171,399        162,700
      Deferred income taxes - net                                        10,316         55,589         30,749
      Investment tax credit - net                                        (8,276)        (8,010)        (8,837)
      Undistributed earnings of joint ventures                           (2,326)        (2,102)        16,491
      Non-recurring charges                                                   -          5,493              -
      Loss from discontinued operations (Notes 1 and 3)                  24,044          4,434            732
      Other                                                              14,213          4,654          2,046
   Change in certain net current assets:
      Accounts receivable                                               (22,771)        (3,976)       (31,754)
      Materials and supplies                                             (7,514)        (1,468)         4,659
      Net assets of discontinued operations (Notes 1 and 3)             (10,946)        13,539       (224,016)
      Trimble County settlement                                          (4,263)       (12,289)        29,800
      Accounts payable                                                    1,826        (11,396)        12,272
      Accrued taxes                                                       7,927         (4,467)       (10,164)
      Accrued interest                                                   (2,068)          (542)        (1,828)
      Prepayments and other                                               1,981          6,889         (9,919)
   Other                                                                (52,942)       (35,313)        17,138
                                                                  -------------  -------------  -------------
      Net cash flows from operating activities                          318,746        368,386        148,952
                                                                  -------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of securities                                              (21,526)       (20,625)      (204,391)
   Proceeds from sales of securities                                      5,030         44,609        319,731
   Construction expenditures                                           (210,131)      (215,954)      (220,302)
   Investment in subsidiaries net of cash and
      temporary cash investments acquired (Note 2)                     (124,593)             -              -
   Investments in affiliates (Note 8)                                    (5,791)        (1,490)       (37,249)
                                                                  -------------  -------------  -------------
      Net cash flows from investing activities                         (357,011)      (193,460)      (142,211)
                                                                  -------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of bonds                                                     69,776         89,190         89,203
   Retirement of bonds                                                  (71,714)      (103,205)       (41,076)
   Short-term borrowings                                              3,871,905      2,784,700      4,170,015
   Repayment of short-term borrowings                                (3,690,321)    (2,801,100)    (4,049,715)
   Issuance of preferred stock                                            3,025              -              -
   Redemption of preferred stock                                              -              -        (22,108)
   Issuance of common stock                                               3,781          2,293          2,711
   Payment of common dividends                                         (143,647)      (139,282)      (135,164)
                                                                  -------------  -------------  -------------
      Net cash flows from financing activities                           42,805       (167,404)        13,866
                                                                  -------------  -------------  -------------

Change in cash and temporary cash investments                             4,540          7,522         20,607

Beginning cash and temporary cash investments                           106,463         98,941         78,334
                                                                  -------------  -------------  -------------

Ending cash and temporary cash investments                         $    111,003   $    106,463  $      98,941
                                                                  -------------  -------------  -------------
                                                                  -------------  -------------  -------------

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Income taxes                                                 $     82,662      $  67,780      $  69,278
      Interest on borrowed money                                         93,451         86,045         86,877

The accompanying notes are an integral part of these financial statements.

                          LG&E Energy Corp. and Subsidiaries
                       Consolidated Statements of Capitalization
                                   (Thousands of $)


                                                                                            December 31
                                                                                         1997            1996
                                                                                         ----            ----
COMMON EQUITY:
   Common stock, without par value -
      Authorized 300,000,000 shares, outstanding 129,682,889
      shares in 1997 and 129,497,300 shares in 1996 (Note 15)                       $    778,273     $    774,469
   Common stock expense                                                                   (1,880)          (1,854)
   Unrealized gain on marketable securities, net of income
      taxes of $89 in 1997 and $122 in 1996 (Note 11)                                        217              154
   Retained earnings                                                                     722,584          683,962
                                                                                    ------------     ------------
      Total common equity                                                              1,499,194        1,456,731
                                                                                    ------------     ------------

PREFERRED STOCK (Note 15):
   $10 nominal value, 302,364 shares authorized and outstanding, variable rate,
      redeemable by Inversora de Gas del Centro                                            3,025                -

                                                       Shares          Current
                                                    Outstanding    Redemption Price
                                                    -----------    ----------------

   Cumulative and redeemable on 30 days notice by Louisville Gas and Electric
      Company, except $5.875 series:

   $25 par value, 1,720,000 shares authorized -
      5% series                                        860,287          $ 28.00           21,507           21,507
   Without par value, 6,750,000 shares authorized -
      Auction rate                                     500,000           100.00           50,000           50,000
      $5.875 series                                    250,000       Not redeemable       25,000           25,000
   Preferred stock expense                                                                (1,179)          (1,179)
                                                                                    ------------     ------------
      Total LG&E preferred stock                                                          95,328           95,328
                                                                                    ------------     ------------

   Cumulative and redeemable on 30 days notice by Kentucky Utilities Company:

   $100 stated value, 200,000 shares authorized -
      4 3/4% series                                    200,000          $101.00           20,000           20,000
   $100 stated value, 200,000 shares authorized -
      6.53% series                                     200,000      See Note 15           20,000           20,000
                                                                                    ------------     ------------
      Total KU preferred stock                                                            40,000           40,000
                                                                                    ------------     ------------

   Total preferred stock                                                                 138,353          135,328
                                                                                    ------------     ------------

LONG-TERM DEBT (Note 16):

   Louisville Gas and Electric Company:

   First mortgage bonds -
      Series due June 1, 1998, 6 3/4%                                                          -           20,000
      Series due July 1, 2002, 7 1/2%                                                     20,000           20,000
      Series due August 15, 2003, 6%                                                      42,600           42,600
      Pollution control series:
         N due February 1, 2019, 7 3/4%                                                        -           35,000
         O due February 1, 2019, 7 3/4%                                                        -           35,000
         P due June 15, 2015, 7.45%                                                       25,000           25,000
         Q due November 1, 2020, 7 5/8%                                                   83,335           83,335
         R due November 1, 2020, 6.55%                                                    41,665           41,665
         S due September 1, 2017, variable                                                31,000           31,000
         T due September 1, 2017, variable                                                60,000           60,000
         U due August 15, 2013, variable                                                  35,200           35,200
         V due August 15, 2019, 5 5/8%                                                   102,000          102,000
         W due October 15, 2020, 5.45%                                                    26,000           26,000
         X due April 15, 2023, 5.90%                                                      40,000           40,000
                                                                                    ------------     ------------
           Total first mortgage bonds                                                    506,800          596,800
                                                                                    ------------     ------------

The accompanying notes are an integral part of these financial statements.

                          LG&E Energy Corp. and Subsidiaries
                  Consolidated Statements of Capitalization (cont.)
                                   (Thousands of $)


                                                                                               December 31
                                                                                         1997             1996
                                                                                         ----             ----
   Pollution control bonds (unsecured) -
      Jefferson County Series due September 1, 2026, variable                             22,500           22,500
      Trimble County Series due September 1, 2026, variable                               27,500           27,500
      Jefferson County Series due November 1, 2027, variable                              35,000                -
      Trimble County Series due November 1, 2027, variable                                35,000                -
                                                                                     -----------      -----------
         Total unsecured pollution control bonds                                         120,000           50,000
                                                                                     -----------      -----------

   Unamortized premium on bonds                                                                -               35
                                                                                     -----------      -----------

      Total LG&E long-term debt                                                          626,800          646,835
                                                                                     -----------      -----------

   Kentucky Utilities Company:

   First mortgage bonds:
      5.95% Series Q, due June 15, 2000                                                   61,500           61,500
      6.32% Series Q, due June 15, 2003                                                   62,000           62,000
      5.99% Series S, due January 15, 2006                                                36,000           36,000
      7.92% Series P, due May 15, 2007                                                    53,000           53,000
      7.55% Series R, due June 1, 2025                                                    50,000           50,000
      8.55% Series P, due May 15, 2027                                                    33,000           33,000
                                                                                     -----------      -----------
         Total first mortgage bonds                                                      295,500          295,500
                                                                                     -----------      -----------

   First Mortgage Bonds, Pollution Control Series:
      7 3/8% Pollution Control Series 7, due May 1, 2010                                   4,000            4,000
      7.45% Pollution Control Series 8, due September 15, 2016                            96,000           96,000
      6 1/4% Pollution Control Series 1B, due February 1, 2018                            20,930           20,930
      6 1/4% Pollution Control Series 2B, due February 1, 2018                             2,400            2,400
      6 1/4% Pollution Control Series 3B, due February 1, 2018                             7,200            7,200
      6 1/4% Pollution Control Series 4B, due February 1, 2018                             7,400            7,400
      7.60% Pollution Control Series 7, due May 1, 2020                                    8,900            8,900
      5 3/4% Pollution Control Series 9, due December 1, 2023                             50,000           50,000
      Variable Rate Pollution Control Series 10,
         due November 1, 2024                                                             54,000           54,000
                                                                                     -----------      -----------
           Total first mortgage bonds, pollution control series                          250,830          250,830
                                                                                     -----------      -----------

   8% secured note, due January 5, 1999 (net of current maturity)                             21               43
                                                                                     -----------      -----------

      Total KU long-term debt                                                            546,351          546,373
                                                                                     -----------      -----------

   Argentine negotiable obligations, due August 2001, 10 1/2%                             37,539                -
                                                                                     -----------      -----------
   Total long-term debt                                                                1,210,690        1,193,208
                                                                                     -----------      -----------

   Total capitalization                                                              $ 2,848,237      $ 2,785,267
                                                                                     -----------      -----------
                                                                                     -----------      -----------

The accompanying notes are an integral part of these financial statements.

                          LG&E Energy Corp. and Subsidiaries
                     Consolidated Statements of Retained Earnings
                                   (Thousands of $)


                                                                                Years Ended December 31
                                                                         1997             1996             1995
                                                                         ----             ----             ----
Balance January 1                                                      $683,962         $637,996         $615,619
Add net income                                                          182,996          185,952          158,883
Deduct:  Cash dividends declared on common stock
         ($1.11345 per share in 1997, $1.08116 per share in 1996,
         and $1.05025 per share in 1995)                                144,366          139,986          135,787
         Preferred stock redemption expense and other                         8                -              719
                                                                       --------         --------         --------
Balance December 31                                                    $722,584         $683,962         $637,996
                                                                       --------         --------         --------
                                                                       --------         --------         --------

The accompanying notes are an integral part of these financial statements.


                            NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION.

Effective May 4, 1998, following the receipt of all required state and federal regulatory approvals, LG&E Energy Corp. (LG&E Energy or the Company) and KU Energy Corporation (KU Energy) merged, with LG&E Energy as the surviving corporation. The accompanying consolidated financial statements reflect the accounting for the merger as a pooling of interests and are presented as if the companies were combined as of the earliest period presented. However, the financial information is not necessarily indicative of the results of operations, financial position or cash flows that would have occurred had the merger been consummated for the periods for which it is given effect, nor is it necessarily indicative of future results of operations, financial position, or cash flows. The financial statements reflect the conversion of each outstanding share of KU Energy common stock into 1.67 shares of LG&E Energy common stock. The outstanding preferred stock of Louisville Gas and Electric Company (LG&E), a subsidiary of LG&E Energy, and Kentucky Utilities Company (KU), a subsidiary of KU Energy, were not affected by the Merger.

Effective June 30, 1998, the Company discontinued its merchant trading and sales business, primarily due to its current portfolio of energy marketing contracts, and the impact that recent volatility, instability and rising prices on the power market have had on these contracts. Exiting the merchant trading and sales business is intended to enable the Company to focus on adding and optimizing physical assets, and to eliminate the earnings impact to continuing operations of extreme market volatility on its current portfolio of energy marketing contracts. The Company intends to sell or buyout the long-term contracts that obligate it to buy and sell natural gas and electric power. It also plans to sell its natural gas gathering and processing business. The Company, however, intends to maintain sufficient market knowledge, risk management skills, technical systems and experienced personnel to maximize the value of power sales from assets it owns or controls, including LG&E, KU and Big Rivers Electric Corporation (Big Rivers).

As a result of the Company's decision to discontinue its merchant trading and sales activity, and the decision to sell the associated gas gathering and processing business, the Company recorded an after-tax loss on disposal of discontinued operations of $225.0 million in the second quarter of 1998. The loss on disposal of discontinued operations results primarily from several fixed-price energy marketing contracts entered in 1996 and early 1997, including the Company's long-term contract with Oglethorpe Power Corporation
(OPC). Other components of the write-off include costs relating to certain peaking options, goodwill associated with the Company's 1995 purchase of these operations and exit costs. Although the Company used what it believes to be appropriate estimates for future energy prices among other factors to calculate the fair market value of discontinued operations, there is no guarantee that higher than anticipated future prices or a lower received purchase price than estimated for asset sales could not result in additional losses. As of October 15, 1998, the Company estimates that a $1 change in electricity prices across all geographic areas and time periods could change the value of the Company's remaining energy portfolio by approximately $10 million. In addition to price risk, the value of the Company's remaining energy portfolio is subject to operational and event risks including, among others, increaases in load demand, regulatory changes, and forced outages at units providing supply for the Company. As of October 15, 1998, the Company estimates that a 1% change in the forecasted load demand could change the value of the Company's remaining energy portfolio by $11 million. See Note 18, Commitments and Contingencies, for a discussion of the OPC contract.

The consolidated financial statements include the accounts of LG&E Energy Corp., Louisville Gas and Electric Company, LG&E Capital Corp. (Capital Corp.), KU Energy, KU and KU Capital Corporation (KU Capital) and their respective wholly-owned subsidiaries, collectively referred to herein as the "Company." KU and KU Capital were subsidiaries of KU Energy before the merger. On September 5, 1997, LG&E Energy Corp. merged two of its direct subsidiaries, LG&E Energy Systems Inc. (Energy Systems) and LG&E Gas Systems Inc. (Gas Systems), and renamed the surviving company LG&E Capital Corp. On July 24, 1998, KU Capital Corporation was merged into LG&E Capital Corp., with the latter as the surviving corporation.

LG&E Energy Corp.'s regulated operations are conducted by LG&E and KU and its non-regulated operations are conducted by Capital Corp., which has various subsidiaries referred to in these financial statements including LG&E Energy Marketing Inc. (LEM), LG&E Power Inc. (LPI), LG&E International Inc. (LII) and WKE Corp.

All significant intercompany items and transactions have been eliminated from the consolidated financial statements. The Company is exempt from regulation as a registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA).

CASH AND TEMPORARY CASH INVESTMENTS. The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Temporary cash investments are carried at cost, which approximates fair value.

GAS STORED UNDERGROUND. The costs of natural gas inventories are included in gas stored underground in the balance sheets as of December 31, 1997, and 1996. Non-utility amounts included in gas inventories were immaterial. LG&E accounts for gas inventories using the average-cost method.

UTILITY PLANT. LG&E's and KU's utility plant is stated at original cost, which includes payroll-related costs such as taxes, fringe benefits, and administrative and general costs. Construction work in progress has been included in the rate base for determining retail customer rates, and, accordingly, neither LG&E nor KU has not recorded any significant allowance for funds used during construction. The cost of utility plant retired or disposed of in the normal course of business is deducted from utility plant accounts and such cost plus removal expense less salvage value is charged to the reserve for depreciation. When complete operating units are disposed of, appropriate adjustments are made to the reserve for depreciation and gains and losses, if any, are recognized.

DEPRECIATION AND AMORTIZATION. Utility depreciation is provided on the straight-line method over the estimated service lives of depreciable plant. The amounts provided for LG&E in 1997 were 3.4% and for 1996 and 1995 were 3.3%. The amounts provided for KU approximated in 3.5% in 1997, 1996 and 1995. Depreciation of non-utility plant and equipment is based on the straight-line method over periods ranging from 3 to 33 years for domestic operations. Intangible assets and goodwill have been allocated to the subsidiaries' lines of business and are being amortized over periods ranging up to 40 years.

FINANCIAL INSTRUMENTS. The Company uses over-the-counter interest-rate swap agreements to hedge its exposure to fluctuations in the interest rates it pays on variable-rate debt, and it uses exchange-traded U.S. Treasury note and bond futures to hedge its exposure to fluctuations in the value of its investments in the preferred stocks of other companies. Gains and losses on interest-rate swaps used to hedge interest rate risk are reflected in interest charges monthly. Gains and losses on U.S. Treasury note and bond futures used to hedge investments in preferred stocks are initially deferred and classified as unrealized losses on marketable securities in common equity and then charged or credited to other income and deductions when the securities are sold. See Note 6, Financial Instruments.

The Company also uses financial instruments associated with its discontinued energy marketing and trading business. The financial impact of these transactions is included in discontinued operations.

DEBT EXPENSE. Utility debt expense is amortized over the lives of the related bond issues, consistent with regulatory practices.

DEFERRED INCOME TAXES. Deferred income taxes have been provided for all material book-tax temporary differences.

INVESTMENT TAX CREDITS. Investment tax credits resulted from provisions of the tax law that permitted a reduction of the Company's tax liability based on credits for certain construction expenditures. Deferred investment tax credits are being amortized to income over the estimated lives of the related property that gave rise to the credits.

COMMON STOCK. Effective April 15, 1996, the outstanding shares of the Company's common stock were split on a two-for-one basis. The new shares were issued to shareholders of record on April 1, 1996. On May 4, 1998, 63,155,253 shares were issued to shareholders of KU Energy to effect the merger, and the KU Energy shares were retired. Prior period shares, dividends, and earnings per share of common stock have been restated to reflect the stock split, and to reflect the exchange of KU Energy's shares for shares of LG&E Energy.

REVENUE RECOGNITION. Utility revenues are recorded based on service rendered to customers through month-end. LG&E and KU accrue estimates for unbilled revenues from each meter reading date to the end of the accounting period. Under an agreement approved by the Public Service Commission of Kentucky, LG&E has implemented a demand side management program and a "decoupling mechanism," which allows LG&E to recover a predetermined level of revenue on electric and gas residential sales. See Management's Discussion and Analysis, Rates and Regulation, for further discussion. The Company recognized revenues from non-utility construction activities using the percentage of completion method of accounting.

FUEL AND GAS COSTS. The cost of fuel for electric generation is charged to expense as used, and the cost of gas supply is charged to expense as delivered to the distribution system.

MANAGEMENT'S USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent items at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 18, Commitments and Contingencies, for a further discussion.

NEW ACCOUNTING PRONOUNCEMENTS. Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125). This new standard is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Adopting SFAS No. 125 had no impact on the Company's financial position or results of operations.

The Company adopted the provisions of Statement of Position 96-1, Environmental Remediation Liabilities, effective January 1, 1997. This statement provides authoritative guidance for recognition, measurement, and disclosure of environmental remediation liabilities in financial statements. Due to the Company's previous recognition of this type of liability, adoption did not have a material impact on the Company's financial position or results of operation. See Note 18, Commitments and Contingencies, for a further discussion of the Company's environmental commitments and contingencies.

In February 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 128, Earnings Per Share (SFAS No. 128), and No. 129, Disclosure of Information about Capital Structure (SFAS No.
129), effective for periods ending after December 15, 1997. SFAS No. 128 requires that potential additional common stock (e.g., options, warrants, convertible securities) be included in the calculation of a "dilutive EPS," in addition to the "basic EPS" which historically has been included in the consolidated statements of income. The Company`s EPS as reported is the same under both calculations. SFAS No. 129 broadens the disclosure requirements related to an entity's capital structure to include non-public entities, but requires no change in reporting by the Company.

In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS No. 130) and No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), effective for periods beginning after December 15, 1997.

Pursuant to SFAS No. 130, the Company has presented supplemental information in the Financial Statements and Notes to Financial Statements that measures changes in equity that are not required to be measured as a component of net income. This standard has no impact on the calculation of net income or earnings per share. The Company anticipates that the Big Rivers Electric Corporation agreement and other organizational changes will be considered in determining segment disclosures under SFAS No. 131.

On April 3, 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, Reporting on the Costs of Start-Up Activities, which is effective for fiscal years beginning after December 31, 1998. The statement requires companies to expense the costs of start-up activities as incurred. The statement also requires certain previously capitalized costs to be charged to expense at the time of adoption and reported as the cumulative effect of a change in accounting principle. The Company is currently analyzing the provisions of the statement and anticipates that a range of $10 to $20 million of start-up costs could be affected.

On June 15, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement is effective for fiscal years beginning after June 15, 1999, and establishes accounting and reporting standards that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The Company is currently analyzing the provisions of the statement and cannot predict the impact this statement will have on its consolidated operations and financial position. However, the statement could increase volatility in earnings and other comprehensive income.

NOTE 2 - MERGERS AND ACQUISITIONS

KU ENERGY CORPORATION. On May 20, 1997, LG&E Energy and KU Energy entered into an Agreement and Plan of Merger (the Merger Agreement) providing for a merger of LG&E Energy and KU. Pursuant to the Merger Agreement, LG&E Energy and KU Energy merged on May 4, 1998, with LG&E Energy as the surviving corporation.

As a result of the merger, the Company, which is the parent of LG&E, became the parent company of KU. The operating utility subsidiaries (LG&E and KU) will maintain their separate corporate identities and will continue to serve customers in Kentucky and Virginia under their present names. LG&E Energy has estimated approximately $760 million in gross non-fuel savings over a ten-year period following the merger. Costs to achieve these synergies of $103.9 million were recorded in the second quarter of 1998, $38.6 million of which were deferred pursuant to regulatory orders. The Company, LG&E and KU expensed the remaining costs associated with the merger in the second quarter of 1998. In regulatory filings associated with approval of the merger, LG&E and KU committed not to seek increases in base rates and proposed reductions in their retail customers' bills in amounts based on one-half of the net savings over a five-year period. The preferred stock and debt securities of the operating utility subsidiaries will not be affected by the merger. Present non-utility operations of KU will be unaffected. The non-utility subsidiaries of KU Energy have become subsidiaries of LG&E Energy.

Under the terms of the Merger Agreement, each outstanding share of the common stock, without par value, of KU Energy (KU Common Stock) (other than shares with respect to which dissenters' rights are perfected under applicable state law), together with the associated KU Energy stock purchase rights, was converted into 1.67 shares of common stock of LG&E Energy (LG&E Energy Common Stock), together with the associated LG&E Energy stock purchase rights. Immediately preceding the Merger, there were 66,527,636 shares of LG&E Energy common stock outstanding, and 37,817,517 shares of KU common stock outstanding. Based on such capitalization, upon consummation of the merger, 51.3% of the outstanding LG&E Energy common stock was owned by the shareholders of LG&E Energy prior to the merger and 48.7% was owned by former KU shareholders.

On September 12, 1997, the Public Service Commission of Kentucky (Kentucky Commission or Commission) approved the merger application substantially as filed. In the application filed with the Commission, the utilities proposed that 50% of the net non-fuel cost savings estimated to be achieved from the merger, less 50% of the costs to achieve such savings (but not in excess of the originally estimated $77 million costs to achieve), be applied to reduce customer rates, and the remaining 50% be retained by the companies. The Commission approved and allocated the customer savings 53% to KU and 47% to LG&E. The order provides for a surcredit on customers' bills for 50% of the projected net non-fuel savings in each of the five years following consummation of the merger. The credit, which will be about 2% of customer bills in the five-year period, will amount to approximately $55 million in net non-fuel savings to LG&E customers and approximately $63 million in net non-fuel savings to KU customers. Any fuel cost savings will be passed to Kentucky customers through the companies' fuel adjustment clauses. One-half of the costs to achieve the savings will be charged to expenses as incurred once the merger is consummated, and the remaining portion (not to exceed one-half of $77 million for KU and LG&E combined) will be deferred as a regulatory asset and amortized as an offset to customer savings equally over five years. It will be up to KU and LG&E to actually realize the estimated level of net non-fuel savings.

On October 9, 1997, LG&E Energy and KU Energy filed for approval of the merger with the Federal Energy Regulatory Commission. On October 14, 1997, in separate meetings, stockholders from each of the companies met and the holders of over 75% of the outstanding shares of common stock of LG&E Energy and KU Energy approved the merger. On January 20, 1998, the Virginia State Corporation Commission approved the merger substantially as filed, with subsequent approval of a related issue in April 1998.

The Federal Energy Regulatory Commission approved the merger (under the
Federal Power Act) on March 27, 1998.   The Federal Trade Commission review
periods (under the Hart-Scott-Rodino Antitrust Improvement Act) expired March 27, 1998. The Securities and Exchange Commission approved the merger (under the Public Utility Holding Company Act of 1935) on April 30, 1998, allowing LG&E Energy, as the parent of LG&E and KU, to continue to be an exempt holding company under the Public Utility Holding Company Act of 1935. The New York Stock Exchange also approved the listing of LG&E Energy Common Stock issued in the merger. Management has accounted for the merger as a pooling of interests and expects the transaction to qualify as a tax-free reorganization under the Internal Revenue Code.

ARGENTINE GAS DISTRIBUTION COMPANIES. On February 13, 1997, the Company acquired interests in two Argentine natural gas distribution companies for $140 million, plus transaction-related costs and expenses. The Company acquired a controlling interest in Distribuidora de Gas del Centro (Centro), and a combined 14.4% interest in Distribuidora de Gas Cuyana (Cuyana). The Company accounted for both acquisitions using the purchase method. The Company allocated substantially all of the excess of the purchase price over the underlying equity of Centro and Cuyana to property and equipment. The Company recognized no goodwill on the acquisition.

The fair values of the net assets acquired follow (in thousands of $):

Assets                                              $330,215
Liabilities                                           86,455
Minority interests                                   103,916
                                                    --------
Cash paid, excluding transaction costs               139,844
Cash and cash equivalents acquired                    16,453
                                                    --------
Net cash paid, excluding transaction costs           123,391
Transaction costs                                      1,202
                                                    --------
Net cash paid                                       $124,593
                                                    --------
                                                    --------

Centro's revenues, cost of revenues, and operating expenses since the date of acquisition are classified as components of Argentine gas distribution and other in the 1997 Statements of Income. The earnings of Cuyana are included in Equity in Earnings of Joint Ventures. The Company included Centro's property and equipment in Non-utility property and plant, net, in its balance sheet in 1997 and it included its investment in Cuyana in Investments in affiliates.

Liabilities assumed in the purchase included negotiable obligations issued by Centro with a face amount of $38 million. The obligations mature in August 2001 and pay interest at 10.5% of face value. The Company classified the negotiable obligations as long-term debt in its balance sheet in 1997.

NOTE 3 - DISCONTINUED OPERATIONS

Effective June 30, 1998, the Company discontinued its merchant trading and sales business, primarily due to its current portfolio of energy marketing contracts, and the impact that recent volatility, instability and rising prices on the power market have had on these contracts. Exiting the merchant trading and sales business is intended to enable the Company to focus on adding and optimizing physical assets, and to eliminate the earnings impact to continuing operations of extreme market volatility on its current portfolio of energy marketing contracts. The Company intends to sell or buyout the long-term contracts that obligate it to buy and sell natural gas and electric power. It also plans to sell its natural gas gathering and processing business. The Company, however, intends to maintain sufficient market knowledge, risk management skills, technical systems and experienced personnel to maximize the value of power sales from assets it owns or controls, including LG&E, KU and Big Rivers Electric Corporation (Big Rivers).

As a result of the Company's decision to discontinue its merchant trading and sales activity, and the decision to sell the associated gas gathering and processing business, the Company recorded an after-tax loss on disposal of discontinued operations of $225.0 million in the second quarter of 1998. The loss on disposal of discontinued operations results primarily from several fixed-price energy marketing contracts entered in 1996 and early 1997, including the Company's long-term contract with Oglethorpe Power Corporation
(OPC). Other components of the write-off include costs relating to certain peaking options, goodwill associated with the Company's 1995 purchase of these operations and exit costs. Although the Company used what it believes to be appropriate estimates for future energy prices among other factors to calculate the fair market value of discontinued operations, there is no guarantee that higher than anticipated future prices or a lower received purchase price than estimated for asset sales could not result in additional losses. As of October 15, 1998, the Company estimates that a $1 change in electricity prices across all geographic areas and time periods could change the value of the Company's remaining energy portfolio by approximately $10 million. In addition to price risk, the value of the Company's remaining energy portfolio is subject to operational and event risks including, among others, increases in load demand, regulatory changes, and forced outages at units providing supply for the Company. As of October 15, 1998, the Company estimates that a 1% change in the forecasted load demand could change the value of the Company's remaining energy portfolio by $11 million. See Note 18, Commitments and Contingencies, for a discussion of the OPC contract. See also Note 1.

Operating results for discontinued operations follow.


                                                     1997           1996            1995
                                                  ----------     ----------       --------
   Revenues                                       $3,255,175     $2,740,691       $628,400
   Income (loss) before taxes                        (39,160)        (2,063)          (911)
   Income (loss) from discontinued
     operations, net of income taxes              $  (24,044)    $   (4,434)      $   (732)

Net assets of discontinued operations at December 31 follow.


                                                                       1997           1996
                                                                  ----------    ----------

      Cash and temporary cash investments                        $   15,089     $   38,476
      Accounts receivable                                           353,162        426,679
      Price risk management assets, net                             164,581        123,467
      Non-utility property and plant, net                           176,032        169,492
      Accounts payable and accruals                                (344,265)      (436,160)
      Price risk management liabilities, net                       (154,910)      (135,884)
      Goodwill and other assets and liabilities, net                 13,095         25,768
                                                                  ----------     ---------
      Net assets of discontinued operations                       $ 222,784      $ 211,838
                                                                  ----------     ---------
                                                                  ----------     ---------

ACCOUNTING CHANGE. Effective January 1, 1996, the Company adopted the mark-to-market method of accounting for its energy marketing and trading activities. The Company has included these activities in Discontinued Operations in the accompanying financial statements. Under mark-to-market accounting, all electric power and natural gas contracts which qualify for such accounting treatment, including both physical transactions and financial instruments, are recorded at market value, net of future servicing costs and reserves, and are recognized as price risk management assets and liabilities in the accompanying balance sheet. To qualify for mark-to-market accounting treatment, energy marketing and trading contracts generally must include, among other factors, a firm term, volume and price and allow for settlement in cash or with another financial instrument. Changes in the value of these price risk management assets and liabilities resulting from the execution of new contracts and changes in market factors are recognized as energy marketing and trading revenues in the period of the change.

Revenues and cost of revenues associated with energy marketing and trading activities that do not qualify for mark-to-market accounting treatment are recognized using the accrual method of accounting at the time of delivery of the underlying commodity. Prior to January 1, 1996, all of the Company's energy marketing and trading activities were accounted for under the accrual method. The effect of this change in accounting was immaterial to prior periods at the time of adoption.

In addition, the Company may enter into transactions to hedge the impact of market fluctuations in its energy-related assets, liabilities and other contractual commitments. Changes in the market value of these hedge transactions are based on the accounting treatment afforded the hedged items whereby gains and losses are deferred until the gains or losses on the hedged items are recognized.

TRADING ACTIVITIES. The Company's discontinued operations engage in price risk management activities related to commodities associated with the energy industry, predominantly electricity and natural gas. In addition to the purchase and sale of these physical commodities, the Company's discontinued operations enter into futures contracts, swap agreements where settlement is based on the difference between a fixed and index-based price for the underlying commodity, exchange-traded options, over-the-counter options which are settled in cash or the physical delivery of the underlying commodity, exchange-for-physical transactions in which payment for delivery of the underlying commodity is in the form of futures contracts, tolling and other contractual arrangements.

The Company's discontinued operations may buy or sell instruments such as these to manage its exposure to price risk from existing contractual commitments as well as other energy-related assets and liabilities.

MARKET RISK. The Company's discontinued operations will at times create a net open position which could result in losses for the Company if prices do not move in the manner or direction anticipated by the Company. The Company has established trading policies and limits designed to limit the Company's exposure to price risk and revalues exposures daily against the stipulated limits. The Company also continually reviews these policies to ensure they are responsive to changing business conditions.

The Company's discontinued operations utilize various methodologies which simulate forward price curves in the energy markets to estimate the size and probability of changes in market value resulting from price movements. The use of these methodologies requires a number of key assumptions including selection of confidence levels, the holding period of the positions, and the depth and applicability to future periods of historical price information.
As of December 31, 1997, the Company estimates that a $1 change in electricity prices and a 10-cent change in natural gas prices across all geographic areas and time periods could have changed the value of the Company's net price risk management assets by approximately $4.5 million. In addition to price risk, the value of the Company's entire energy portfolio is subject to operational and event risks including, among others, regulatory changes, increases in load demand, and forced outages at units providing supply for the Company. As of October 15, 1998, the Company estimates that a $1 change in electricity prices across all geographic areas and time periods could change the value of the Company's remaining energy portfolio by approximately $10 million and that a 1% change in the forecasted load demand could change the value of the Company's remaining energy portfolio by $11 million.

NOTIONAL AMOUNTS AND TERMS. As of December 31, 1997, the Company's discontinued operations were under contract to pay a fixed price based on
239.1 million MWh's of electricity and 1.07 billion MMBTU's of natural gas with a volumetric weighted average period of 2.94 and 0.33 years, respectively. The Company was also under contract to receive a fixed price based on 246.4 million MWh's of electricity and 1.025 billion MMBTU's of natural gas with a volumetric weighted average period of 2.93 and 0.33 years, respectively. Notional amounts reflect the nominal volume of transactions included in the Company's net price risk management assets but do not reflect actual amounts of cash, financial instruments, or quantities of the underlying commodity which may ultimately be exchanged between the parties.

FAIR VALUES. The fair values of discontinued operations' price risk management assets and liabilities as of December 31, 1997 and 1996 and the average fair values during the year by commodity are set forth below (in thousands of $):



                                               FAIR VALUE                 AVERAGE FAIR VALUE
                                               ----------                 ------------------
                                          ASSETS       LIABILITIES      ASSETS      LIABILITIES
                                         --------      -----------    ---------     -----------
   1997:
   BY COMMODITY:

   Electricity                          $  69,704      $  56,308      $  81,765      $  31,093
   Natural gas                             94,252         92,245         55,676         65,414
   Other                                      625          1,119            505            848
                                         --------      -----------    ---------     -----------
   Total                                  164,581        149,672       $137,946       $ 97,355
   Reserves                                     -          5,238      ---------     -----------
                                         --------      -----------    ---------     -----------
   Net values                            $164,581       $154,910
                                         --------      -----------
                                         --------      -----------
   1996:

   BY COMMODITY:
   Electricity                          $  52,885      $  27,159        $20,784        $12,736
   Natural gas                             70,582        101,484         69,156         65,356
   Other                                        -              -              -              -
                                         --------      -----------    ---------     -----------
   Total                                  123,467        128,643        $89,940        $78,092
   Reserves                                     -          7,241      ---------     -----------
                                         --------      -----------    ---------     -----------
   Net values                            $123,467       $135,884
                                         --------      -----------
                                         --------      -----------

The fair values above are based on quotes from exchanges and over-the-counter markets, price volatility factors, the use of established pricing models and the time value of money. They also reflect management estimates of counterparty credit risk, location differentials and the potential impact of liquidating the Company's position in an orderly manner over a reasonable period of time under present market conditions.

CREDIT RISK. The Company's discontinued operations maintain policies intended to minimize credit risk and revalues credit exposures daily to monitor compliance with those policies. As of December 31, 1997, over 97% of the Company's price risk management assets were with counterparties rated BBB equivalent or better. As of December 31, 1997, seven counterparties represented 52% of the Company's price risk management assets.

OTHER CONTRACTS. In addition to the above price risk management assets and liabilities, the Company's discontinued operations is a party to various arrangements which commit the Company to the sale or purchase of electricity or natural gas without a specified firm volume. The Company has also entered into certain forward transactions and financial instruments which include futures contracts, fixed swaps and basis swaps, to hedge the price risk exposure on these transactions. The transactions and related hedges extend through April 2008, with an estimated volumetric weighted average term of
3.23 years.

As of December 31, 1997, the notional amount of these hedges was 8.1 million MWh's of electricity and 10.3 million MMBTU's of natural gas. No gains or losses have been explicitly deferred with respect to these transactions. The estimated fair value of the financial instrument hedges was not material as of December 31,1997.

The Company's discontinued operations is also a party to firm transportation contracts which require the Company to make specified minimum payments. At December 31, 1997, the estimated aggregate amount of such payments were $2.3 million, $1.1 million, $.9 million, $.7 million and $.6 million for 1998 through 2002, respectively, and $1.4 million for later years.

NOTE 4 - BIG RIVERS ELECTRIC CORPORATION LEASE

On June 9, 1997, certain subsidiaries of the Company entered into a Participation Agreement with Big Rivers Electric Corporation (Big Rivers), setting forth the detailed parameters of the proposed 25-year lease by Company affiliates of the generation assets of Big Rivers as part of the confirmation of Big Rivers' Plan of Reorganization by the U.S. Bankruptcy Court. The Company made initial filings seeking regulatory approvals from the Kentucky Public Service Commission on June 30, 1997.

On April 30, 1998, the Kentucky Public Service Commission (the "Kentucky Commission") issued an order approving, in principle, the proposed 25-year lease by certain subsidiaries of the Company of the generating assets of Big Rivers as generally set forth in a Participation Agreement dated April 6, 1998 among the parties. In connection with an earlier November 1997 order of the Kentucky Commission, the Participation Agreement also contains an agreement by affiliates of the Company to assume, effective with the overall proposed transaction, responsibility for certain future environmental, legislative and regulatory costs associated with the Big Rivers generating facilities and the loads of certain industrial customers. Final Kentucky Commission approvals were received on July 14, 1998, and final Federal Energy Regulatory Commission (FERC) approval was received on July 8, 1998.

On July 15, 1998, the Company closed the transaction to lease the generating assets of Big Rivers. See Management's Discussion and Analysis - Recent Events, above. Future minimum payments under the lease agreement follow (amounts in thousands of dollars).


1998                  $     --
1999                        --
2000                    15,481
2001                    30,962
2002                    30,962
Thereafter             619,240
                      ---------
Total                 $696,645
                      ---------
                      ---------

The Company paid the first two years' rent to Big Rivers at closing. The above table does not include this payment, which totaled $55.9 million.

See Item 1, Business, of Part I of the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

NOTE 5 - UTILITY RATES AND REGULATORY MATTERS

Accounting for the regulated utility business conforms with generally accepted accounting principles as applied to regulated public utilities and as prescribed by the Federal Energy Regulatory Commission (FERC) and the Kentucky Commission and the Virginia Commission. LG&E and KU are subject to Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (SFAS No. 71). Under SFAS No. 71, certain costs that would otherwise be charged to expense are deferred as regulatory assets based on expected recovery from customers in future rates. Likewise, certain credits that would otherwise be reflected as income are deferred as regulatory liabilities based on expected flowback to customers in future rates. LG&E's and KU's current or expected recovery of deferred costs and expected flowback of deferred credits is generally based on specific ratemaking decisions or precedent for each item. The following regulatory assets and liabilities were included in the consolidated balance sheets as of December 31 (in thousands of $):

                                                         1997           1996
                                                      ----------    -----------
Unamortized loss on bonds                             $   28,454    $   28,000
Merger costs                                               7,000          --
Manufactured gas sites                                     3,263         3,244
Unamortized extraordinary retirements                       --           4,087
Other                                                        955         3,929
                                                      ----------    -----------
Total regulatory assets                                   39,672        39,260
Deferred income taxes - net                             (116,406)     (131,675)
                                                      ----------    -----------
Regulatory assets and liabilities - net               $  (76,734)   $  (92,415)
                                                      ----------    -----------
                                                      ----------    -----------

During 1997, LG&E wrote off certain previously deferred assets that amounted to approximately $4.2 million. Items written off include expenses associated with LG&E's hydro-electric plant, a management audit fee, and the accelerated write-off of losses on early retirement of facilities.

ENVIRONMENTAL COST RECOVERY.

LG&E. In April 1995, in response to an application filed by LG&E, the Commission approved, with modifications, an environmental cost recovery surcharge that increased electric revenues by $3.2 million in 1995, an additional $2.4 million in 1996, and an additional $.4 million in 1997.

An appeal of the Commission's April 1995 order by various intervenors in the proceeding (including the Kentucky Attorney General) is currently pending in the Franklin Circuit Court of Kentucky. LG&E is contesting the legal challenges to the surcharge, but cannot predict the outcome of the appeal.
In a similar proceeding involving appeals from the Commission's order authorizing an environmental cost recovery surcharge for KU Company by the same intervenors, the Kentucky Court of Appeals, in a decision issued on December 5, 1997, upheld the constitutionality of the surcharge statute. The intervenors have petitioned the Kentucky Supreme Court to review the decision of the Kentucky Court of Appeals. Any refunds that may be ordered as a result of these proceedings are not expected to have a material adverse effect on the Company's financial position or results of operations. See Rates and Regulation under Management's Discussion and Analysis for a further discussion.

KU. Since August 1994, KU has been collecting an environmental surcharge from its Kentucky retail customers under a Kentucky statute which authorizes electric utilities (including KU) to implement, beginning January 1, 1993, an environmental surcharge. The surcharge is designed to recover certain operating and capital costs of compliance with federal, state or local environmental requirements associated with the production of energy from coal, including the Federal Clean Air Act as amended. KU's environmental surcharge was approved by the Commission in July 1994 and was implemented in August 1994. The total surcharge collections from August 1, 1994 through December 31, 1997 were approximately $60 million.

The Commission's order approving the surcharge and the constitutionality of the surcharge statute were challenged in the Franklin County (Kentucky) Circuit Court (Circuit Court) in an action brought against KU and the Commission by the Attorney General of Kentucky and joined by representatives of consumer groups. In July 1995, the Circuit Court entered a judgment upholding the constitutionality of the surcharge statute, but vacating that part of the Commission's July 1994 order which the Circuit Court's judgment described as retroactively applying the surcharge statute. The Circuit Court further ordered the case remanded to the Commission for a determination in accordance with the judgment. KU and the Commission argued that the Commission's July 1994 order did not retroactively apply the statute.

The Kentucky Attorney General and other consumer representatives appealed to the Kentucky Court of Appeals (Court of Appeals) that part of the Circuit Court judgment upholding the constitutionality of the surcharge statute. The Commission and KU appealed that part of the judgment concerning the retroactive application of the surcharge statute. The Commission has ordered all surcharge revenues collected by KU from February 1, 1995, subject to refund pending final determination of all appeals. The total surcharge collections from February 1, 1995 through December 31, 1997 were approximately $56 million.

In December 1997, the Court of Appeals rendered an opinion upholding the portion of the Circuit Court's judgment regarding the constitutionality of the surcharge statute but reversing that portion of the Circuit Court's judgment concerning the claim of retroactive application of the statute.

On June 10, 1998, the Kentucky Supreme Court granted motions for discretionary review filed by the Kentucky Attorney General and consumer representation in this matter. Briefs have been filed and oral argument is scheduled for mid-November 1998.

KU continues to believe that the constitutionality of the surcharge statute will be upheld. Although KU cannot predict the outcome of the claim of retroactive application of the statute, it is the position of KU and the Commission that the July 1994 Commission order did not retroactively apply the statute. If the Court of Appeals opinion reversing the Circuit Court's judgment on the claim of retroactivity is overturned and the Circuit Court's judgment, as entered, is upheld, KU estimates that the amount it could be required to refund for surcharge collections through December 31, 1997, from the implementation of the surcharge would be approximately $15 million, and from February 1, 1995, would be approximately $13 million. At this time, KU has not recorded any reserve for refund.

PERFORMANCE-BASED RATEMAKING. On September 30, 1997, the Commission issued an order approving LG&E's request to implement an experimental performance-based ratemaking mechanism. This mechanism, which only applies to gas procurement activities and gas off-system sales, was approved for a three-year test period effective October 1, 1997. During the experimental period, rate adjustments related to this mechanism will be determined for each 12-month period beginning November 1 and ending October 31. This mechanism is not expected to have a material effect on LG&E's financial position or results of operations.

FUTURE RATE REGULATION. In its September 12, 1997 order approving the merger of LG&E Energy Corp. and KU Energy Corporation, the Commission ordered LG&E and KU to file by the later of the consummation of the merger or September 14, 1998, detailed plans to address the future rate regulation of the Company. The Commission directed LG&E and KU to indicate in its filing whether it desired to remain under traditional rate of return regulation or commence non-traditional regulation. On October 12, 1998, pursuant to an extension granted by the Kentucky Commission, LG&E and KU submitted parallel filings proposing performance-based ratemaking systems. The performance-based ratemaking proposal included financial incentives for LG&E and KU to develop cost-saving means to provide electricity to customers, who will also share in such savings. Incentives are also included in the areas of quality of service and reliability. The PBR proposal has five elements: replacement of the existing fuel adjustment clause with a cap tied to a regional index; continued flow-through of certain LG&E and KU joint-dispatch savings to customers; incentives tied to power plant unit availability compared to past performance; incentives tied to quality, reliability, satisfaction and safety performance compared to objective benchmarks; and flexibility to customize rates and services according to customer needs, subject to an obligation to offer standard tariff service and subject to the condition that rates must exceed marginal cost. The proposal remains subject to approval by the Kentucky Commission.

KENTUCKY PSC ADMINISTRATIVE CASE FOR AFFILIATE TRANSACTIONS. The Kentucky Commission has opened Administrative Case No. 369 to lay ground work for Commission policy addressing cost allocations, affiliate transactions, and codes of conduct governing the relationship between utilities and their non-regulated operations and affiliates. The Commission stated in its December 19, 1997, order it intends to address two major areas in the proceedings: the tools and conditions needed to prevent cost shifting and cross-subsidization between regulated and non-regulated operations; and whether a code of conduct should be established to assure that non-regulated segments of the holding company are not engaged in practices which result in unfair competition caused by cost shifting from the non-regulated affiliate to the utility. Management does not expect the ultimate resolution of this matter to have a material adverse effect on the Company's financial position or results of operations.

NOTE 6 - FINANCIAL INSTRUMENTS

At December 31, 1997, the Company held U.S. Treasury note and bond futures contracts with notional amounts totaling $4.7 million. These contracts are used to hedge price risk associated with certain marketable securities and mature in March 1998.

As of December 31, 1997, LG&E had in effect one interest rate swap agreement to hedge its exposure to tax exempt rates related to Pollution Control Bonds, Variable Rate Series. The swap has a notional amount of $15 million and it matures in September 1999. The Company paid a fixed rate on the swap of 4.74% in 1997, 1996, and 1995 and received a variable rate based on the JJ Kenny Index of 3.66% in 1997, 3.46% in 1996, and 3.87% in 1995. In addition, LG&E had entered into three other tax exempt interest rate swaps that became effective in February 1998. The notional amount of each of these is $17 million, and they mature in February 2001, 2003, and 2005. The swap agreements call for LG&E to pay fixed rates averaging 4.184%, and to receive a variable rate based on the PSA Municipal Bond Index.

Capital Corp. had two interest rate swaps at year end 1997 which hedge a portion of its notes payable. One swap with a notional amount of $25 million matured on January 30, 1998. The other has a notional amount of $50 million and matures in June 2002. Both of these require the Company to pay a fixed rate which averaged 6.28% at December 31, 1997. The Company receives variable rates based on the three-month London Interbank offered rate which equaled 5.885% at year end.

Capital Corp. also entered into a forward starting interest-rate swap to hedge a portion of its initial issuance of medium term notes (see Note 16, Long-Term Debt). The notional amount of the swap was $100 million, its effective date was February 3, 1998, and its maturity date was February 2008.
 The swap required Capital Corp. to pay a fixed rate of 6.5813%, and Capital Corp. was to receive the six-month London Interbank offered rate. The swap was terminated in conjunction with the pricing and sale of the medium term notes on February 3, 1998.

On April 3, 1998, LG&E entered into a forward-starting interest-rate swap with a notional amount of $83.3 million. The swap will hedge anticipated variable-rate borrowing commitments. It will start in August 2000 and mature in November 2020. LG&E will pay a fixed rate of 5.21% and receive a variable rate based on the Bond Market Association Municipal Swap Index. Under certain conditions, the counterparty to the agreement may terminate the swap at no cost after August 2010.

On September 1998, LG&E entered into two interest-rate swaps with notional amounts totaling $100 million. The swaps hedge anticipated variable-rate borrowing commitments. They started in September 1998 and mature in September 2001. LG&E will pay a fixed rates of 3.66% and 3.56% and receive a variable rate based on the Bond Market Association Municipal Swap Index.

In October 1998, Capital Corp. entered into two interest-rate swaps with notional amounts totaling $150 million. The swaps will hedge anticipated variable-rate borrowing commitments. They will start on October 30, 1998, and mature in October 2001. Capital Corp. will pay a fixed rate of 5.158% on the swaps and receive a variable rate based on the three-month London Interbank offered rate.

In October 1998, Capital Corp. entered into an interest-rate swap with a notional amount of $50 million. The swaps will hedge outstanding commercial paper. The swap started on October 1, 1998, and matures in January 2000. Capital Corp. will pay a fixed rate of 4.78% on the swaps and receive a variable rate based on the one-month commercial paper - H15 index.

In September 1998, Capital Corp. sold an option for $3.9 million. The option will hedge synthetic put bonds that Capital Corp. will issue in the fourth quarter of 1998. The option has a notional amount of $150 million. The option grants the buyer the right, but not the obligation, to receive a payment based on the difference between (1) the present value on the exercise date of a 5% ten-year bond discounted using the then-current yield on a 10-year U.S. Treasury bond and (2) the fair value on the exercise date of a 10-year U.S. Treasury bond. The option expires in October 2001.

The cost and estimated fair values of the Company's non-trading financial instruments (excluding the fair values of the Company's discontinued operations financial instruments) as of December 31, 1997 and 1996 follow (in thousands of $):

                                                    1997                    1996
                                          ----------------------   ---------------------
                                                          Fair                    Fair
                                               Cost       Value        Cost       Value
                                          ---------   ----------   ---------   ---------
Marketable securities                     $   21,994  $   22,300   $   5,539   $   5,815
Long-term investments:
   Not practicable to estimate
      fair value                               3,983       3,983       4,156       4,156
Preferred stock subject
   to mandatory redemption                    25,000      26,250      25,000      24,938
Long-term debt                             1,210,690   1,266,030   1,193,208   1,249,721
U.S. Treasury note and
   bond futures                                   --         (81)         --          10
Interest rate swaps                               --      (4,328)         --        (192)

All of the above valuations reflect prices quoted by exchanges except for the swaps and the long-term investments. The fair values of the swaps reflect price quotes from dealers or amounts calculated using accepted pricing models. The fair values of the long-term investments reflect cost, since the Company cannot reasonably estimate fair value.

NOTE 7 - CONCENTRATIONS OF CREDIT AND OTHER RISK

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on- or off-balance sheet) relate to groups of customers or counterparties that have similar economic or industry characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

LG&E's customer receivables and gas and electric revenues arise from deliveries of natural gas to approximately 284,000 customers and electricity to approximately 356,000 customers in Louisville and adjacent areas in Kentucky. KU's customer receivables and revenues arise from deliveries of electricity to about 441,200 customers in over 600 communities and adjacent suburban and rural areas in 77 counties in central, southeastern and western Kentucky and to about 29,000 customers in 5 counties in southwestern Virginia. For the year ended December 31, 1997, 85% of total utility revenue was derived from electric operations and 15% from gas operations.

The Argentine natural gas distribution companies serve 675,000 customers in six provinces in Argentina. The financial position and results of operations of the domestic joint ventures described in Note 8, Investments in Joint Ventures, and
Note 18, Commitments and Contingencies, are dependent upon the continuation of long-term power sales contracts with neighboring utilities.

LG&E's operation and maintenance employees are members of the International Brotherhood of Electrical Workers (IBEW) Local 2100 which represents approximately 60% of LG&E's workforce. LG&E's collective bargaining agreement with IBEW employees expires in November 1998. KU had approximately 2,060 employees at December 31, 1997, of which about 300 are covered by union contracts expiring August 1, 1998.

NOTE 8 - INVESTMENTS IN JOINT VENTURES

The Company's investments in joint ventures reflect interests in domestic and foreign electric power and steam producing plants and one of the Argentine gas distribution companies. These investments are accounted for using the equity method.

The fuel type, ownership percentages and carrying amounts of the joint ventures as of December 31, 1997 are summarized below (in thousands of $):


                 CARRYING
                                                        FUEL TYPE        % OWNED        AMOUNT
LG&E Westmoreland - Southampton                             Coal             50      $  16,841
LG&E Westmoreland - Altavista                               Coal             50         12,734
LG&E Westmoreland - Hopewell                                Coal             50         11,493
LG&E Westmoreland - Rensselaer (1)                   Natural Gas             25(1)       4,742
Westmoreland - LG&E Partners                                Coal             50         28,462
Windpower Partners 1993                                     Wind             50         22,198
Windpower Partners 1994                                     Wind             25          4,251
Central Termica San Miguel de Tucuman, S.A. (2)      Natural Gas             33(2)      16,536
KW Tarifa, S.A.                                             Wind             46          5,642
Distribuidora de Gas Cuyana                                    -             14         45,377
Tenaska III Partners, Ltd.                                   Gas             15          1,740
Tenaska Washington Partners, L.P.                            Gas              5          2,676
Tenaska Washington Partners II, L.P. (3)                     Gas             10           (297)
Tenaska IV Texas Partners, Ltd.                              Gas             10          4,611
                                                                                      --------
Total                                                                                 $177,006
                                                                                      --------
                                                                                      --------

     (1) As more fully discussed below, this amount reflects the sale of one-half of the Company's interest in the project as of December 31, 1997. Pursuant to a settlement among the parties, LG&E reacquired a 50% interest in the project during the second quarter of 1998.
     (2) As discussed below, the Company's interest in this project was sold in February 1998.
     (3)  Construction suspended.

The Company's carrying amount exceeded the underlying equity in joint ventures by $30.4 million and $25.3 million at December 31, 1997, and 1996, respectively. This difference, which is being amortized, represents adjustments to reflect the fair value of the underlying net assets acquired and related goodwill.

With respect to the first seven projects listed above, certain of the Company's partners (or affiliates of such partners) are in bankruptcy proceedings. Also, the Tenaska Washington Partners II project is the subject of a breach of contract claim filed by the Company's partner on the project against the Bonneville Power Administration. See Note 18, Commitments and Contingencies.

In December 1997, the Company agreed to sell one-half of its interest in the partnership that owns the Rensselaer facility. The Company recorded a pre-tax gain of $4.8 million in 1997 related to the agreement, and it retained a 25% ownership interest in the partnership.

On June 30, 1998, the partnership that owns the facility, along with 14 other independent power producers, participated in the consummation of a Master Restructuring Agreement (MRA) with Niagara Mohawk Power Corporation (NIMO), the purchasing utility. As part of the MRA, the partnership restructured its power purchase agreement with NIMO and entered into a multi-year agreement with the utility. Substantial amounts of the gross proceeds received by the partnership from NIMO were used to repay outstanding project debt and financial obligations as well as termination payments to the project's steam host, fuel suppliers, fuel transporters and other service providers.

As a result of a settlement among the parties, the Company will retain a 50% ownership interest in the partnership. Consequently, the Company received one-half of the partnership's net receipts related to the MRA, less amounts retained by the partnership for operating needs and amounts relating to the terminated sale transaction. The Company recorded an after-tax gain of $21 million in connection with the closing of the MRA transaction. The Company recognized this gain on the MRA transaction in the second quarter of 1998.

In February 1998, the Company sold its indirect, one-third interest in the company which owned and operated the San Miguel facility to Pluspetrol Resources Corporation and ASTRA Compania Argentina de Petroleo S.A. for a price of $16 million. The Company's net book value in the San Miguel project as of December 31, 1997 was approximately $18.8 million.

In June 1995, Babcock-Ultrapower West Enfield and Babcock-Ultrapower Jonesboro, two partnerships which were 17%-owned by LPI, sold power purchase contracts to Bangor Hydro-Electric Company. Equity in Earnings of Joint Ventures in the Company's Statement of Income for 1995 includes $9.7 million representing LPI's interest in the gains on the sales. In October 1996, the plants were sold to a third party and the Company's interests in the partnerships were liquidated.

NOTE 9 - LEVERAGED LEASES

KU Capital owns equity interests in several leveraged leases for combustion turbine units leased to utility companies. The leases expire in 1999. KU Capital's equity investment represents 75% of the aggregate purchase price of the leases. The remaining 25% represents the nonrecourse debt provided by lenders at the inception of the leases in 1974. The lenders have been granted, as their sole remedy in the event of default by the lessees, an assignment of rentals due under the leases and a security interest in the leased properties.

The following is a summary of the components of KU Capital's net investment in leveraged leases at December 31 (in thousands in $):


                                                                     1997           1996
                                                                     ----           ----
Rents receivable (net of nonrecourse debt)                         $  3,039       $  3,511
Estimated residual value of leased property                          32,707         32,707
Less:  unearned and deferred income                                   7,594         11,568
                                                                   ---------       --------
Investment in leveraged leases                                       28,152         24,650
Less:  accumulated deferred income taxes                              5,750          4,219
                                                                   ---------       --------
Net investment in leveraged leases                                  $22,402        $20,431
                                                                   ---------       --------
                                                                   ---------       --------

The following is a summary of the components of income from leveraged leases (in thousands of $):


                                                       1997           1996           1995
                                                       ----           ----           ----
Income before income taxes                            $3,974         $3,613         $3,306
Income tax expense                                     1,751          1,890          1,286
                                                     -------        -------         -------
Income from leveraged leases                          $2,223         $1,723         $2,020
                                                     -------        -------         -------
                                                     -------        -------         -------

NOTE 10 - NON-RECURRING CHARGES

Under certain agreements with Tenaska, Inc., a developer of domestic gas-fired cogeneration and independent power generation projects, the Company has been funding a portion of the costs associated with identifying and pursuing potential independent power projects in North America. Such funding, which was expensed as incurred, totaled about $1 million in 1997. In 1996, the Company wrote off $5.5 million of costs funded during 1994-1996 that was associated with unsuccessful projects. The Company's remaining funding commitment over the next several years totals $3.6 million.

NOTE 11 - MARKETABLE SECURITIES

The Company's marketable securities have been determined to be "available-for-sale" under the provisions of Statement of Financial Accounting Standards SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Proceeds from sales of available-for-sale securities in 1997 were approximately $5 million, which resulted in immaterial realized gains and losses. Proceeds from sales of available-for-sale securities in 1996 were approximately $44.6 million, which resulted in realized gains of approximately $.5 million and losses of approximately $1.4 million, calculated using the specific identification method.

Approximate cost, fair value, and other required information pertaining to the Company's available-for-sale securities by major security type as of December 31, 1997 and 1996, follow (in thousands of $):


                                                                      FIXED
                                                      EQUITY         INCOME          TOTAL
1997:
Cost                                                  $6,379        $15,615        $21,994
Unrealized gains                                         445             18            463
Unrealized losses                                        (90)           (67)          (157)
                                                    ----------    ----------      ---------
Fair values                                           $6,734        $15,566        $22,300
                                                     -------        -------         -------
                                                     -------        -------         -------

Fair values:
   No maturity                                        $6,734      $     114        $ 6,848
   Contractual maturities:
      Less than one year                                   -          8,795          8,795
      One to five years                                    -          5,442          5,442
      Five to ten years                                    -              -              -
      Over ten years                                       -          1,215          1,215
      Not due at a single maturity date                    -              -              -
                                                     -------        -------         -------
Total fair values                                     $6,734        $15,566        $22,300
                                                     -------        -------         -------
                                                     -------        -------         -------

1996:
Cost                                                  $4,833           $706         $5,539
Unrealized gains                                       2,109              -          2,109
Unrealized losses                                     (1,789)           (44)        (1,833)
                                                     -------        -------         -------
Fair values                                           $5,153           $662         $5,815
                                                     -------        -------         -------
                                                     -------        -------         -------

Fair values:
   No maturity                                        $4,255        $     -       $  4,255
   Contractual maturities:
      Less than one year                                 898              -            898
      One to five years                                    -              -              -
      Five to ten years                                    -              -              -
      Over ten years                                       -            662            662
      Not due at a single maturity date                    -              -              -
                                                     -------        -------         -------
Total fair values                                     $5,153           $662         $5,815
                                                     -------        -------         -------
                                                     -------        -------         -------

NOTE 12 - PENSION PLANS AND RETIREMENT BENEFITS

PENSION PLANS. The Company has three non-contributory, defined-benefit pension plans that cover eligible employees of LG&E Energy Corp. corporate staff, LG&E and KU. Retirement benefits are based on the employee's age at retirement, years of service, and compensation. The Company's policy is to fund annual actuarial costs up to the maximum amount deductible for income tax purposes. The assets of the plans consist primarily of common stocks, corporate bonds, investments in international mutual funds and United States government securities.

The Company also has supplemental executive retirement plans that cover eligible officers of the Company. The plans provide retirement benefits based on average earnings during the final three or five years prior to retirement, reduced by social security benefits, any pension benefits received from plans of prior employers, and by amounts received under the pension plans mentioned in the preceding paragraph.

On May 20, 1997, KU Energy and LG&E Energy entered into a Merger Agreement. For information concerning the agreement, see Note 2. Under the provisions of KU
Energy's supplemental executive retirement plan, the Merger Agreement constituted a change-in-control which required that a lump sum present value payment be made to retired employees entitled to retirement benefits on the date of the Merger Agreement. On May 30, 1997, lump sum payments totaling $4.7 million were made to retired KU Energy employees.

The components of periodic pension expense are shown below (in thousands of $):


                                                        1997           1996           1995
                                                       -----          ------         -----
Service cost-benefits earned during the period     $  12,675      $  11,965      $  10,865
Interest cost on projected benefit obligation         32,927         31,132         28,321
Actual return on plan assets                         (80,789)       (53,048)       (73,171)
Amortization of transition asset                      (1,079)        (1,079)        (1,079)
Net amortization and deferral                         46,765         22,458         47,996
Regulatory effect recorded                              (261)        (1,835)        (1,595)
                                                  -----------    -----------      ----------
   Net pension cost                                $  10,238      $   9,593      $  11,337
                                                  -----------    -----------      ----------
                                                  -----------    -----------      ----------

The funded status of the pension plans at December 31 is shown below (in thousands of $):


                                                                      1997           1996
                                                                     ------         -----
Actuarial present value of
   accumulated plan benefits:
      Vested                                                       $379,598       $329,593
      Non-vested                                                     31,638         24,481
                                                                   --------       ---------
      Accumulated benefit obligation                                411,236        354,074
      Effect of projected future compensation                        87,907         78,477
                                                                   --------       ---------
      Projected benefit obligation                                  499,143        432,551
      Plan assets at fair value                                     501,286        432,511
                                                                   --------       ---------
      Plan assets (less than) in excess of
         projected benefit obligation                                 2,143            (40)
      Unrecognized net transition asset                              (9,009)       (10,088)
      Unrecognized prior service cost                                48,064         49,054
      Unrecognized net gain                                         (80,395)       (77,457)
      Unrecognized net asset                                         (1,350)        (1,500)
      Regulatory effect recorded                                        462            201
                                                                   --------       ---------
Accrued pension liability                                          $(40,085)      $(39,830)
                                                                   --------       ---------
                                                                   --------       ---------


The assumptions used in determining the actuarial valuations are as follows:


                                                                        1997                  1996
                                                                       -----                 -----
Assumed discount rate to determine
   projected benefit obligation                                      7.00%                  7.75%
Assumed long-term rate of return
   on plan assets                                                    8.25% - 8.50%          8.25% - 8.50%
Assumed annual rate of increase in
   future compensation levels                                        2.00% - 4.00%          2.00% - 4.75%


POST-RETIREMENT BENEFITS. The Company provides certain health care and life insurance benefits for eligible retired employees. Post-retirement health care benefits are subject to a maximum amount payable by the Company, except for KU Energy employees who retired before 1993. These pre-1993 retirees are not required to contribute to the plan. The Company accrues for the expected cost of post-retirement benefits other than

      pensions during the employee's years of service with the Company.  The discounted present value of the post-retirement benefit obligation is being amortized over 20 years.

Post-retirement benefit costs are shown below (in thousands of $):


                                            1997           1996           1995
Service cost                             $  2,633       $  2,662       $  2,532
Interest cost                               7,860          7,745          7,643
Actual return on assets                    (3,649)        (1,633)        (1,722)
Amortization of transition obligation       4,682          4,682          4,682
Net amortization and deferral               1,966            435            792
                                         --------       --------       --------
Post-retirement benefit cost              $13,492        $13,891        $13,927
                                         --------       --------       --------
                                         --------       --------       --------


The accumulated post-retirement benefit obligation at December 31 is shown below (in thousands of $):

                                                                         1997           1996
                                                                        -----           -----
Retirees                                                              $ (52,572)     $ (47,881)
Fully eligible active employees                                         (13,569)       (13,515)
Other active employees                                                  (49,753)       (45,347)
                                                                      ----------      ---------
Accumulated post-retirement benefit obligation                         (115,894)      (106,743)
Plan assets at fair value                                                22,192         15,619
Unrecognized prior service cost                                           3,456          3,788
Unrecognized transition obligation                                       70,229         74,912
Unrecognized net loss                                                   (16,729)       (19,529)
                                                                      ----------      ---------
Accrued post-retirement benefit liability                             $ (36,746)     $ (31,953)
                                                                      ----------      ---------
                                                                      ----------      ---------


The accumulated post-retirement benefit obligation was determined using an assumed discount rate of 7% for 1997 and 7.75% for 1996. Assumed compensation increases for projected life insurance benefits for affected groups was 4% for 1997 and 4.25%-4.75% for 1996. An assumed health care cost trend rate of 8%-9% was assumed for 1997, gradually decreasing to 4.25% in nine years and thereafter.

A 1% increase in the assumed health care cost trend rate would increase the accumulated post-retirement benefit obligation by approximately $11.5 million and the annual service and interest cost by approximately $1.9 million. In 1996, the Company (excluding KU Energy) began funding certain liabilities for post-retirement benefits through a tax-deductible funding vehicle. KU Energy began similar funding in 1993. The plan assets are being held in two voluntary employee benefit association (VEBA) trusts and are invested primarily in short-term United States government securities, mutual funds and cash.

THRIFT SAVINGS PLANS. The Company has Thrift Savings Plans under Section 401(k) of the Internal Revenue Code. Under these plans, eligible employees may defer and contribute to the plans a portion of current compensation in order to provide future retirement benefits. The Company makes contributions to the plans by matching a portion of employee's contributions. These costs were approximately $4.7 million for 1997, $4.2 million for 1996, and $4.3 million for 1995.

NOTE 13 - INCOME TAXES

Components of income tax expense are shown in the table below (in thousands of $):

                                           1997           1996            1995
                                           ----           ----            ----
Included in Income Taxes:
   Current   - federal                   $ 88,654       $ 52,018        $56,054
             - foreign                      9,055              -              -
             - state                       19,574          1,725          8,328
   Deferred  - federal - net                9,024         36,848         22,507
             - state - net                  1,292         18,741          8,242
Deferred investment tax credit                102            409            (71)
Amortization of investment tax credit      (8,378)        (8,419)        (8,766)
                                         --------        -------        -------
Total                                    $119,323       $101,322        $86,294
                                         --------        -------        -------
                                         --------        -------        -------

Net deferred tax liabilities resulting from book-tax temporary differences are shown below (in thousands of $):


                                           1997           1996
                                           ----           ----
Deferred tax liabilities:
   Depreciation and other
      plant-related items                $670,540       $649,302
   Other liabilities                       43,199         32,093
                                         --------       --------
                                          713,739        681,395
                                         --------       --------

Deferred tax assets:
   Investment tax credit                   78,959         82,935
   Income taxes due to customers           26,357         31,195
   Deferred income                         11,878         13,430
   Accrued expenses not currently
      deductible and other                 48,068         49,449
                                         --------       --------
                                          165,262        177,009
                                         --------       --------

Net deferred income tax liability        $548,477       $504,386
                                         --------       --------
                                         --------       --------

Directly related to discontinued operations are $122 million of tax net operating loss carryforwards at December 31, 1997. These carryforwards, which expire in 1998 through 2009, are subject to an annual limitation of approximately $6 million under Sections 382 and 383 of the Internal Revenue Code, and realization is dependent upon generating sufficient taxable income prior to their expiration. At both December 31, 1997 and 1996, the Company recorded valuation allowances of $25.6 million, related to these deferred tax assets. Unamortized goodwill will be reduced if unrecorded net operation loss carryforwards are realized.

A reconciliation of differences between the statutory U.S. federal income tax rate and the Company's effective income tax rate as a percentage of income from continuing operations before income taxes and preferred dividends follows:


                                                                          1997           1996           1995
                                                                          ----           ----           ----
Statutory federal income tax rate                                         35.0 %         35.0 %         35.0 %
State income taxes net of federal benefit                                  3.9            4.7            4.9
Effect of foreign operations including foreign tax credit                  1.1              -              -
Investment and other tax credits                                          (3.1)          (3.6)          (4.0)
Reduction of taxes provided in prior years                                 (.1)          (1.7)           (.7)
Other differences - net                                                   (1.0)           (.5)          (1.3)
                                                                          -----          -----          -----
Effective income tax rate                                                 35.8 %         33.9 %         33.9 %
                                                                          -----          -----          -----
                                                                          -----          -----          -----

NOTE 14 - OTHER INCOME AND DEDUCTIONS

Other income and deductions consisted of the following at December 31 (in thousands of $):


                                                                         1997           1996           1995
                                                                         ----           ----           ----
Gains (losses) on securities - net                                     $     68       $   (950)      $ (3,465)
Income from leveraged leases                                              3,974          3,613          3,306
Interest and dividend income                                             10,159          8,765         14,309
Gain on sale of investment in Rensselaer joint venture                    4,800              -              -
Gain on sale of stock options                                             1,794              -              -
Interest on income tax settlement                                         1,446              -              -
Gains (losses) on fixed asset disposals - net                               489             51          1,330
Donations                                                                  (811)          (740)          (700)
Other                                                                      (949)           836            529
                                                                       ---------      --------       --------
Total other income and (deductions)                                    $ 20,970       $ 11,575       $ 15,309
                                                                       ---------      --------       --------
                                                                       ---------      --------       --------

NOTE 15 - CAPITAL STOCK

Changes in shares of common stock outstanding are shown in the table below (in thousands). The amounts in the table reflect the merger-related exchange of
1.67 share of LG&E Energy common stock for each share of KU Energy common stock.


                                           1997           1996           1995
                                           ----           ----           ----
Outstanding January 1                     129,497        129,351        129,188
Issues under the Employee
   Common Stock Purchase
   Plan (1997, $1,613;
   1996, $1,457; 1995, $1,354)                 77             77             80
Issues under the Omnibus
   Long-Term Incentive Plan
   (1997, $2,195; 1996, $1,167;
   1995, $1,371)                              109             69             83
                                          -------        -------        -------
Outstanding December 31                   129,683        129,497        129,351
                                          -------        -------        -------
                                          -------        -------        -------

The Company's shareholders approved an increase in the Company's authorized shares of common stock from 125,000,000 to 300,000,000 on October 14, 1997 in conjunction with the merger with KU Energy. This increase occurred at the time of consummation of the merger.

The Company has an Omnibus Long-Term Incentive Plan, under which nonqualified stock options, performance units and stock appreciation rights have been granted to key personnel. A total of 2,699,250 shares of common stock had been reserved for issuance under the plan at December 31, 1997. Performance units are paid out on a three-year rolling basis in 50% stock and 50% cash based on Company performance. Directors of the Company receive stock options pursuant to the Stock Option Plan for Non-Employee Directors. A total of 500,000 shares of common stock had been reserved for issuance under this plan at December 31, 1997. Each option entitles the holder to acquire one share of the Company's stock no earlier than one year from the date granted. The options are granted at market value and generally expire 10 years from the date granted. Although shares are reserved as described above, the Company announced a repurchase program on October 14, 1997, authorizing the repurchase of up to 1,000,000 shares of its common stock to be used for, among other things, benefit and compensation plans, including the Omnibus Long-Term Incentive Plan.

A summary of the status of the Company's nonqualified stock options follows:

                                          Outstanding           Exercisable
                                          -----------           -----------
                                      Weighted               Weighted
                                      Average                Average
                                      Options     Price      Options     Price
                                      -------     -----      -------     -----
As of December 31, 1994               484,528     $17.34     256,582     $15.78
   Options granted and
      exercisable                     150,690      19.70     137,946      19.27
   Options exercised                  (60,522)     15.48     (60,522)     15.48
   Options cancelled                  (61,146)     19.07      (1,620)     19.30
                                     --------     ------    --------     ------

As of December 31, 1995               513,550      18.04     332,386      17.26
   Options granted and
      exercisable                     415,348      21.24     158,914      19.57
   Options exercised                  (48,226)     17.26     (48,226)     17.26
   Options cancelled                  (16,328)     21.01           -          -
                                     --------     ------    --------     ------

As of December 31, 1996               864,344      19.57     443,074      18.09
   Options granted and
      exercisable                     394,945      24.15     352,966      21.22
   Options exercised                  (87,568)     18.97     (87,568)     18.97
   Options cancelled                  (77,100)     23.04           -          -
                                     --------     ------    --------     ------

As of December 31, 1997             1,094,621     $21.01     708,472     $19.54
                                     --------     ------    --------     ------
                                     --------     ------    --------     ------

Common stock equivalents resulting from the options granted under both the Long-Term Plan and the Directors' Plan would not have a material dilutive effect on reported earnings per share.

The Company has a Shareholders Rights Plan designed to protect shareholders' interests in the event the Company is ever confronted with an unfair or inadequate acquisition proposal. Pursuant to the plan, each share of common stock has one-third of a "right" entitling the holder to purchase from the Company one one-hundredth of a share of new preferred stock of the Company under certain circumstances. The holders of the rights will, under certain conditions, also be entitled to purchase either shares of common stock of LG&E Energy Corp. or common stock of the acquirer at a reduced percentage of market value. The rights will expire in the year 2000.

In December 1997, Inversora de Gas del Centro (Inversora), a subsidiary of the Company that holds part of the Company's interest in Centro, issued 302,364 shares of preferred stock to unaffiliated parties. The stock has a nominal value of $10 per share, and a variable dividend consisting of 5% of Inversora's annual net income. Inversora can redeem the shares at the nominal value upon shareholder approval.

KU's 6.53% series preferred stock is not redeemable prior to December 1, 2003. After that date, holders can redeem shares at $103.265 through November 30, 2004, decreasing approximately $.33 each twelve months thereafter to $100 on or after December 1, 2013.

NOTE 16 - LONG-TERM DEBT

Annual requirements for the sinking funds of LG&E's First Mortgage Bonds (other than the First Mortgage Bonds issued in connection with certain Pollution Control Bonds) are the amounts necessary to redeem 1% of the highest principal amount of each series of bonds at any time outstanding. Property additions (166 2/3% of principal amounts of bonds otherwise required to be so redeemed) have been applied in lieu of cash. It is the intent of LG&E to apply property additions to meet 1998 sinking fund requirements of the First Mortgage Bonds.

The trust indenture securing LG&E's First Mortgage Bonds constitutes a direct first mortgage lien upon a substantial portion of all property owned by LG&E. The indenture, as supplemented, provides in substance that, under certain specified conditions, portions of retained earnings will not be available for the payment of dividends on common stock. No portion of retained earnings is presently restricted by this provision.

Pollution Control Bonds (LG&E Projects) issued by Jefferson and Trimble Counties, Kentucky, are secured by the assignment of loan payments by LG&E to the Counties pursuant to loan agreements, and certain series are further secured by the delivery from time to time of an equal amount of LG&E's First Mortgage Bonds, Pollution Control Series. First Mortgage Bonds so delivered are summarized in the Statements of Capitalization. No principal or interest on these First Mortgage Bonds is payable unless default on the loan agreements occurs. The interest rate reflected in the Statements of Capitalization applies to the Pollution Control Bonds.

In November 1997, LG&E issued $35 million of Jefferson County, Kentucky and $35 million of Trimble County, Kentucky, Pollution Control Bonds, Flexible Rate Series, due November 1, 2027. Interest rates for these bonds were 3.90% and 3.85%, respectively, at December 31, 1997. The proceeds from these bonds were used to redeem the outstanding 7.75% Series of Jefferson County, Kentucky and Trimble County, Kentucky, Pollution Control Bonds due February 1, 2019.

In October 1996, LG&E issued $22.5 million of Jefferson County, Kentucky, and $27.5 million of Trimble County, Kentucky, Pollution Control Bonds, Flexible Rate Series, due September 1, 2026. Interest rates for these bonds were 3.79% and 3.82%, respectively, as of December 31, 1997. In December 1996, the proceeds from the bonds were used to redeem the outstanding 7.25% Series of Jefferson County and Trimble County Pollution Control Bonds due December 1, 2016.

On June 1, 1996, LG&E's First Mortgage Bonds, 5.625% Series of $16 million matured and were retired by the Company.

LG&E's First Mortgage Bonds, 6.75% Series of $20 million is scheduled to mature in June 1998, and the $20 million, 7.5% Series is scheduled for maturity in 2002. There are no scheduled maturities of Pollution Control Bonds for the five years subsequent to December 31, 1997. The Company has no cash sinking fund requirements.

Under the provisions for the KU's variable rate Pollution Control Series 10 Bonds, KU can choose between various interest rate options. The daily interest rate option was utilized at December 31, 1997. The average annual interest rate on the bonds during 1997 and 1996 was 3.77% and 3.53%, respectively. The variable rate bonds are subject to tender for purchase at the option of the holder and to mandatory tender for purchase upon the occurrence of certain events. If tendered bonds are not remarketed, KU has available lines of credit which may be used to repurchase the bonds.

In January 1996, KU issued $36 million of Series S First Mortgage Bonds which bear interest at 5.99% and will mature January 15, 2006. The proceeds were used to redeem $35.5 million of Series K First Mortgage Bonds which carried a rate of 7-3/8%.

Substantially all of KU's utility plant is pledged as security for its first mortgage bonds.

Capital Corp. has established a $500 million medium-term note program. On February 6, 1998, Capital Corp. issued $150 million of medium-term notes due in January 2008. The securities were issued pursuant to an unregistered Rule 144A offering. The stated interest rate on the notes was 6.46%. After taking into account the effects of an interest-rate swap entered into in 1997 to hedge the interest rate on $100 million (See Note 6, Price Risk Management and Financial Instruments) and other issuance costs, the effective rate will be 6.82%. The proceeds were used to repay outstanding notes payable.

Centro maintains a $100 million global note program. As of December 31, 1997, Centro had outstanding $37.5 million in negotiable obligations, net of issuance costs, as part of this program. The maturity date of the debt is August 21, 2001. The fixed annual interest rate is 10.5% payable every six months.

NOTE 17 - NOTES PAYABLE

On September 5, 1997, Energy Systems and Gas Systems merged to form Capital Corp. At the same time, Capital Corp. implemented a $600 million commercial paper facility backed by new lines of credit totaling $700 million. The Company terminated the previous lines of credit which totaled $460 million.

Capital Corp. had outstanding commercial paper of $360.2 million at December 31, 1997, at a weighted average interest rate of 5.79%. On February 6, 1998, Capital Corp. issued $150 million of medium-term notes (See Note 16, Long-Term Debt). The net proceeds were used to repay a portion of the outstanding commercial paper. The outstanding commercial paper following the repayment totaled $199.3 million. LG&E Energy Corp., LG&E, and Capital Corp. had no other notes payable at December 31, 1997. Energy Systems and Gas Systems had notes payable of $158 million at December 31, 1996, at a weighted average interest rate of 5.83%.

KU's short-term financing requirements are satisfied through the sale of commercial paper. KU had outstanding commercial paper of $33.6 million at December 31, 1997, at a weighted average interest rate of 6.79%.

At December 31, 1997, the Company had lines of credit in place totaling $960 million ($200 million for LG&E, $60 million for KU, and $700 million for Capital Corp.) for which it pays commitment or facility fees. The LG&E and KU credit facilities provide for short term borrowing and support of variable rate Pollution Control Bonds. The Capital Corp. facility provides for short term borrowing, letter of credit issuance, and support of commercial paper borrowings. Unused capacity under these lines totaled $541.7 million after considering the commercial paper support and approximately $58.1 million in letters of credit securing on- and off-balance sheet commitments. The credit lines will expire at various times from 1998 through 2002. Management expects to renegotiate the lines when they expire.

The lenders under the credit facilities, commercial paper program, and medium term notes for Capital Corp. are entitled to the benefits of Support Agreements with LG&E Energy Corp. The Support Agreements state, in substance, that LG&E Energy Corp. will provide Capital Corp. with the necessary funds and financial support to meet their obligations under the credit facilities, commercial paper program, and medium term notes.

NOTE 18 - COMMITMENTS AND CONTINGENCIES

CONSTRUCTION PROGRAM


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The Company had commitments, primarily in connection with the construction programs of LG&E and KU, aggregating approximately $7 million at December 31, 1997. LG&E's construction expenditures for the years 1998 and 1999 are estimated to total approximately $260 million. KU's construction expenditures for the same period are estimated to total approximately $200 million. Non-utility construction expenditures for 1998 and 1999 are estimated to be $55 million.

LETTERS OF CREDIT

Capital Corp. has provided letters of credit issued to third parties to secure certain off-balance sheet obligations (including contingent obligations) of its subsidiaries. The letters of credit securing such obligations totaled approximately $38.3 million and $25.2 million at December 31, 1997 and 1996, respectively. These letters of credit are subject to Support Agreements as more fully described in Note 17, Notes Payable.

Capital Corp. has provided a guarantee of a lease obligation to a third party. The obligation totaled $10.2 million and $12.8 million at December 31, 1997 and 1996, respectively.

PROJECT CONTINGENCIES

SOUTHAMPTON. The Southampton plant, a 63-megawatt, coal-fired cogeneration facility in Franklin, Virginia, supplies process steam to a nearby chemical manufacturer and bulk electric power under contract to Virginia Electric and Power Company (Virginia Power) as a qualifying facility (QF) under the Public Utility Regulatory Policies Act (PURPA). The plant began commercial operation in 1992. In July 1994, FERC denied the request of LG&E-Westmoreland Southampton (the Partnership) for a waiver of certain QF requirements. The Partnership subsequently filed a request seeking a reversal of FERC's order, or, in the alternative, a clarification of FERC's order stating that, with the exception of rates, the Partnership remains a QF for 1992 exempt from regulation as a public utility under PUHCA, utility laws in Virginia and various portions of the Federal Power Act.

In July 1996, the FERC entered an order in the Southampton case which included a policy statement regarding all QF facilities which fail temporarily to meet QF standards. The order affirmed the continued availability to Southampton of exemptions from PUHCA and state law for the year 1992, supporting the Partnership's request that the ruling on non-compliance should have no effect on the exemptions from regulations that would have classified the plant as a public utility. The FERC's decision to uphold these exemptions eliminates potential issues involving provisions of PUHCA, Virginia utility law and the non-rate provisions of the Federal Power Act.

The FERC also concluded that the Partnership should refund a portion of the rates it received from Virginia Power during 1992. The Company had anticipated that the Partnership could be required to make a refund to Virginia Power in the event the QF standards for 1992 were not waived. The order calls for a refund with interest from the Partnership of the difference between the amount paid by Virginia Power during the period and the amount Virginia Power would have paid for energy if it had purchased energy at its incremental energy rate. The amount of the refund is currently unknown, pending further FERC review. In August 1996 the Partnership filed a Request for Clarification to better understand what the Commission intended and filed a Request for Rehearing on the grounds that the order violated the statutory standard for just and reasonable rates. In November 1996, the Partnership requested FERC approval for the contract rates it charged during the period of non-compliance minus a $500,000 refund offered by the Partnership.

On May 18, 1998, the FERC issued an order addressing certain issues in this matter. The order reaffirmed certain exemptions granted Southampton as a QF for the 1992 period. Regarding the rate refund amount, the FERC order requires VEPCO to compensate Southampton for every hour in 1992 that the unit was available for dispatch, whether or not actually dispatched, at VEPCO's hourly economy energy cost, thus reducing

Southampton's exposure to refund. FERC also denied Southampton's request for approval of a $500,000 refund and directed the parties to enter into further FERC-supervised settlement negotiations regarding calculation of the refund amount in accordance with the clarifications in the FERC order. Initial negotiations were held on June 12, 1998, and the supervising FERC judge is expected to file a report on such negotiations in the third quarter of 1998. In compliance with the FERC order, Southampton has reached a tentative settlement with VEPCO which requires future payments from Southampton to VEPCO. The settlement remains subject to FERC approval. If the settlement is approved, it is not expected to materially adversely effect the financial condition of the Company. Pending the outcome of such settlement negotiations and regulatory approval thereof, as well as any further potential actions, currently unknown, to be taken by Southampton or VEPCO, the Company cannot predict the ultimate amount of the settlement or refund, if any. The Company's share of the revenues received by Southampton in 1992 is approximately $9.5 million and any refund is subject to interest charges. The Company has also been notified that its partners in the Southampton partnership are disputing their responsibilities for their share of any refund and are asserting that the Company should bear full responsibility for any refund. The Company and partners are currently negotiating these matters.

WESTMORELAND BANKRUPTCY. On December 23, 1996, Westmoreland Coal Company and its four first-tier subsidiaries filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. One of these subsidiaries, Westmoreland Energy, Inc. is the direct parent of the various entities that are partners in partnerships with LG&E Energy subsidiaries (including the Partnership and WLP, as defined herein) which own six independent generating facilities.
None of those partnerships and no partner of those partnerships is under bankruptcy court protection. It is unclear at this time what effect these filings will have on the value of the partnerships. Although there is no current default occasioned by the filings, defaults could occur under project loan agreements if not remedied within the specified time period. If a default occurred which was not cured within the allowed time, the lenders would have the right, among other things, to accelerate the outstanding loans. These loans, which are non-recourse to the Company above the partnership level, totaled $596.7 million at December 31, 1997.

ROANOKE VALLEY I. The Company owns a 50% interest in Westmoreland-LG&E Partners (WLP), the sole owner of Roanoke Valley I, a cogeneration facility selling electric power to Virginia Power and steam energy to Patch Rubber Company. Under the Power Purchase Agreement (PPA) between WLP and Virginia Power, WLP is entitled to receive capacity payments based on availability. From May 1994 through December 1997, Virginia Power withheld approximately $14.2 million of these capacity payments during periods of forced outages. To date, the Company has not realized any income on its 50% portion of the capacity payments being withheld by Virginia Power.

In October 1994, WLP filed a complaint against Virginia Power in the Circuit Court of the City of Richmond, Virginia seeking damages of at least $5.7 million, contending that Virginia Power breached the PPA in withholding such payments. In June 1995, the court denied Virginia Power's motion to dismiss WLP's complaint. In March 1996, Virginia Power filed a motion for summary judgment which was subsequently granted by the court as to all counts. WLP filed a petition for appeal with the Virginia Supreme Court in July 1996, and in June 1997, the Virginia Supreme Court reversed the adverse lower court ruling and remanded the case for a trial. A new trial date has been set for October 26, 1998.

In the Company's opinion, WLP is entitled to recover the capacity payments withheld by Virginia Power and should prevail in this matter ensuring receipt of future capacity payments during forced outages billable to Virginia Power during the remaining 21 years of the PPA. However, the Company is unable to predict the outcome of this proceeding, or the amount of capacity payments, if any, which Virginia Power may be ordered to pay to WLP. However, the Company does not expect the ultimate resolution of this matter to have a material adverse effect on its results of operations or financial condition.


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

RENSSELAER. In July 1997, LG&E Westmoreland - Rensselaer (LWR), in which the Company has an interest through an indirect subsidiary, executed a master restructuring agreement with Niagara Mohawk Power Corporation (NIMO) and other independent power companies (IPPs). LWR is the owner of the Rensselaer cogeneration facility. On May 7, 1998, LWR committed to proceed with the restructuring of the Power Purchase Agreement between NIMO and LWR as contained in the master restructuring agreement at the ultimate closing of such agreement, if any, according to the terms and conditions of such agreement, including satisfaction of certain conditions precedent.

On June 30, 1998, LWR, along with the other independent power producers, participated in the consummation of the master restructuring agreement with NIMO. See Note 8, Investments in Joint Ventures, for detailed information regarding the master restructuring transaction, including amounts received by the Company in connection with the closing of that transaction.

KENETECH BANKRUPTCY. In May 1996, Kenetech Windpower, Inc. (Kenetech) filed in the United States Bankruptcy Court in the Northern District of California for protection under Chapter 11 of the United States Bankruptcy Code seeking, among other things, to restructure certain contractual commitments between Kenetech and its subsidiaries, on one hand, and various windpower projects located in the U.S. and abroad, on the other hand. Included in these projects are the Windpower Partners 1993 (WPP 93), Windpower Partners 1994 (WPP 94) and KW Tarifa, S.A. (Tarifa) wind projects in which the Company has invested, collectively, approximately $31 million. As part of the bankruptcy proceeding, Kenetech is also seeking to void certain warranty commitments made to the owners of those projects with respect to the operation and output of the facilities, and the repair and replacement of the windpower generation equipment located there. LPI has been named to the creditors' committee in the Kenetech bankruptcy on behalf of the three projects, and has been working with representatives of Kenetech and other secured and unsecured creditors to ensure that the project owners' interests are equitably treated in the bankruptcy. On January 31, 1997, the projects filed their respective breach of contract and other claims against Kenetech in the bankruptcy proceeding.

In September 1996, LG&E Power Services Inc., an affiliate of the Company, assumed operating control over the WPP 93 and WPP 94 facilities, pursuant to Facility Operating Agreements with the owners of those facilities. Those agreements replaced the interim operations and maintenance agreements between the owners and Kenetech that were implemented at the time of the Kenetech bankruptcy filing. The owners of the Tarifa windpower project assumed operating control over that facility shortly after the bankruptcy filing, and are considering the merits of retaining a third-party contractor to operate and maintain these facilities. In November 1996, KW Tarifa, S.A., certain of its shareholders and an affiliate of the Company, LG&E Power Finance Inc.
(LPF), completed separate Settlement Transactions with affiliates of Kenetech, whereby the equity interests of Kenetech's affiliate in KW Tarifa S.A. were purchased by the other shareholders, and certain subordinated indebtedness of KW Tarifa S.A. to another Kenetech affiliate was purchased by LPF and subsequently retired by KW Tarifa S.A.

The Company is unable to predict the outcome of the bankruptcy proceeding or the settlement negotiations. However, the Company does not expect the ultimate resolution of the bankruptcy to have a material adverse effect on its results of operations or financial condition.

WINDPOWER PARTNERS 1994. WPP 94, in which the Company has a 25% interest through indirect subsidiaries, did not make semiannual payments, due September 2, 1997, and March 1, 1998, to John Hancock Mutual Life Insurance Company (Hancock) under certain Notes issued by WPP 94 to Hancock. The Company has offered WPP 94 financial support with respect to the appropriate proportion of its debt obligations, but certain of the three other investor groups are unable to offer funds to WPP 94 in support of the partnership.
The aggregate indirect investment of the Company in WPP 94 is $4.3 million as of December 31, 1997. WPP 94 and Hancock are presently engaged in discussions concerning a possible restructuring of WPP 94's debt obligations and


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

Hancock has informed WPP 94 that it may declare WPP 94 in default of the trust indenture relating to the Notes. WPP 94 operates wind power generation facilities in Texas. Because of the continuing nature of the negotiations, the Company is not able to predict the outcome of this event. The Company does not expect the ultimate resolution of this matter to have a material effect on its results of operations or financial condition.

TENASKA, INC. The Company has agreements with Tenaska, Inc. (a developer of gas-fired cogeneration and independent power generation projects) and its affiliates to purchase limited partnership interests in the identification, development and ownership of certain independent power projects in North America. Under the agreements, the Company (through its wholly owned subsidiaries) is a limited partner in three operating cogeneration projects. The Company also has agreed to participate in funding the costs associated with identifying and pursuing potential independent power projects in North America. The remaining funding commitment over the next several years totals $3.6 million.

The Company also has a limited partnership interest in a gas-fired generation project which is the subject of a breach of contract claim filed by Tenaska against the Bonneville Power Administration (BPA). Construction of the project was suspended in 1995 after BPA notified Tenaska of its intent to cancel a power purchase agreement under which BPA committed to buy electricity to be produced by the project. Tenaska has a $650 million claim for damages against BPA in the United States Court of Federal Claims (Court of Claims). Arbitration ordered by the Court of Claims began in February 1997. On July 29, 1998, an arbitration panel awarded the partnership $158.2 million in lieu of compensation under the power purchase agreement. The award remains subject to the approval of the U.S. Department of Justice.
Upon payment of the award, ownership of the facility would be transferred to the BPA. If the award is approved, it is anticipated the Company would receive a payment of approximately $8.5 million.

GREGORY. On June 8, 1998, LPI announced that it has entered into a partnership with Columbia Electric Corporation in the development of a natural gas-fired cogeneration project in Gregory, Texas, providing electricity and steam equivalent to 550 Mw. The project's construction is subject, among other things, to final negotiation of project documents and completion of financing arrangements. The project will sell steam and a portion of its electric output to Reynolds Metals Company. It is anticipated that the remaining electric output will be sold initially under a medium-term contract. The project is expected to begin commercial operation in the summer of 2000. Total project cost is anticipated to be approximately $240 million. Non-recourse financing is expected to fund a majority of the costs and is scheduled to close in the fourth quarter of 1998. The Company's equity contribution is expected to be approximately $30-35 million in connection with its 50% interest in the project.

CALGARY
On November 22, 1996, LG&E Natural Canada Inc., a subsidiary of LEM, initiated action in the Court of the Queens Bench of Alberta, Calgary against a former employee. That action and an additional action, filed on the same date in the General Division of the Ontario Court, also named a natural gas sales and marketing company and the director, president and secretary of that company (Marketing Company Defendants). The action against such Marketing Company Defendants was settled on June 6, 1997. An amended statement of claim was filed in the Calgary action on December 23, 1996, naming additional parties. These lawsuits were filed as a result of LEM's discovery in the fourth quarter of 1996 that the former employee had engaged in unauthorized transactions. Counterclaims have been filed seeking damages of approximately $40 million for, among other things, defamation and breach of contract. In the second quarter of 1997, the Company received an insurance settlement of $7.6 million (net of expenses) related to the losses. The Company does not expect the ultimate resolution of this matter to have a material adverse effect on its results of operations or financial condition.

SPRINGFIELD MUNICIPAL CONTRACT
On July 29, 1998, LEM filed suit in the United States District Court for the Western District of Kentucky in


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

Louisville, against the City of Springfield, Illinois, City Water, Light and Power Company ("Springfield CWLP"). The action seeks damages for Springfield CWLP's failure, including in late June 1998, to sell electric energy to LEM pursuant to a February 1997 Interchange Agreement and transaction confirmations thereunder, as well as for other related claims. LEM has estimated that its damages in this matter may be approximately $21.0 million.

OGLETHORPE POWER CONTRACT
In November 1996, the Company, through its LG&E Energy Marketing Inc. subsidiary (LEM), entered into a 15 year agreement with Oglethorpe Power Corporation (OPC) to supply approximately one-half of OPC's systemwide power needs during the term of the agreement and with rights to market OPC's surplus power. The Company has been in settlement negotiations with OPC over load projections provided by OPC as an inducement for LEM to enter into the 1996 agreement. Absent an acceptable settlement with OPC, the Company will pursue legal remedies. See also "Discontinuance of Merchant Energy Trading and Sales Business" in Management's Discussion and Analysis of Operations and Financial Condition.

COMBUSTION TURBINE ACQUISITION
In early October 1998, LG&E Capital Corp. entered into a cancelable letter of intent to purchase two natural gas turbines. The Company anticipates that the turbines, if purchased, or their electrical output, if purchased and operated, would be marketed or resold to an affiliated or an unaffiliated third party. However, there can be no assurance as to when, if at all, such resale would occur or as to the price of any such resale. The aggregate purchase price, including costs of installation, for the turbines is approximately $115 million, which is expected to be largely funded through additional borrowing or internally available funds.

OPERATING LEASES
The Company leases office space, office equipment, and vehicles. The Company accounts for these leases as operating leases. Total lease expense for 1997, 1996, and 1995, was $7.5 million, $6.7 million, and $7.8 million, respectively. The future minimum annual lease payments under lease agreements for years subsequent to December 31, 1997, are as follows (in thousands of $):

1998         $ 9,461
1999           8,276
2000           8,367
2001           8,120
2002           7,219
Thereafter    10,262
             -------
Total        $51,705
             -------
             -------

The above amounts exclude future minimum annual lease payments under the Big Rivers lease agreement. See Note 4, Big Rivers Electric Corporation Lease.

Future minimum annual lease payments have been reduced by rental payments to be received from noncancelable subleases of approximately $1.8 million per year from 1998 through 2000, and $1.3 million in 2001.

ENVIRONMENTAL
With the passage of the Clean Air Act Amendments of 1990 (the Act), LG&E already complied with the stringent sulfur dioxide emission limits required by the year 2000 as it had previously installed scrubbers on all of its coal-fired generating units. Since then, as part of its ongoing construction program, LG&E has spent $31 million for measures to meet applicable nitrogen oxide limits. While the overall financial impact of the Act on LG&E has been minimal, LG&E is closely monitoring several significant regulatory developments which may


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

potentially impact the Company including efforts by local officials to address the "ozone nonattainment" status of Jefferson County, Kentucky and implementation of new ozone and particulate matter standards adopted by the United States Environmental Protection Agency (USEPA) in June 1997. Finally, LG&E is monitoring regulations issued by USEPA on September 24, 1998, that could require numerous utilities including LG&E to reduce nitrogen oxide emissions by approximately 85% from 1990 levels. LG&E has already reduced its nitrogen oxide emissions by approximately 40% and the Company's independent power projects generally operate at even lower emissions levels. The regulations provide for a reduction in utility nitrogen oxide emissions of approximately 85% from 1990 levels by 2003. If these regulations are implemented as promulgated, LG&E, KU, WKEC and the independent power projects in which the Company has an interest will be required to incur significant capital expenditures and significantly increased operation and maintenance costs for remedial measures. Final implementation methods will be set by the USEPA and state regulatory authorities. LG&E currently anticipates that a significant portion of any such capital costs could be recoverable through rates, although there can be no guarantee of such recovery.

The Company estimates that these capital costs could potentially exceed $300 million in the aggregate for LG&E, KU and WKEC. These costs would generally be incurred following the year 2000. The Company believes its costs in this regard to be comparable to that of similarly-situated utilities with like generation assets. The Company anticipates that such capital and operating costs are the type of costs that are eligible for recovery from customers under its environmental surcharge mechanisms and believes that, in the cases of LG&E and KU, a significant portion of such costs could be so recovered. However, Kentucky Commission approval is necessary and there can be no guarantee of such recovery.

KU met Phase I requirements of the Clean Air Act Amendments of 1990 (which were effective January 1, 1995) primarily through the addition of a flue gas desulfurization system (scrubber) on Unit 1 of KU's Ghent Generating Station. The scrubber began commercial operation in December 1994.

KU's current strategy for Phase II requirements (which will be effective January 1, 2000) is to use accumulated emission allowances to delay additional capital expenditures and may also include fuel switching or the installation of additional scrubbers.

KU's future compliance plans are contingent upon many factors, including developments in the emission allowance market and fuel markets as well as regulatory and legislative actions and advances in clean air technology. KU will continue to review and revise its compliance plans accordingly to ensure that its environmental obligations are met in the most efficient and cost-effective manner.

LG&E is currently addressing other emissions issues at two of its power plants. First, LG&E is conducting modeling activities in response to a notification from the Air Pollution Control District of Jefferson County
(APCD) indicating that the Cane Run plant may be the source of a potential exceedance of the air quality standards for sulfur dioxide. Depending on the outcome of the modeling, LG&E may be required to undertake corrective action that could include significant capital improvements. Secondly, LG&E is working with the APCD to review the effectiveness of remedial measures aimed at controlling particulate emissions from the Mill Creek plant which allegedly damaged metal surfaces on adjacent properties. LG&E had previously established a claims resolution process which resulted in property damage settlements with adjacent residents at an aggregate cost of approximately $15 million. In related litigation, in October, 1997, the Jefferson Circuit Court dismissed all but one of the claims pursued by persons who had not previously settled with LG&E. In management's opinion, resolution of any remaining claims should not have a material adverse impact on the financial position or results of operations of LG&E.

LG&E is also addressing potential liabilities for cleanup of properties where hazardous substances may have


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

been released. LG&E has identified contamination at certain manufactured gas plant (MGP) sites currently or formerly owned by the Company. One of the sites was conveyed to a new owner which assumed responsibility for environmental liabilities and LG&E is negotiating with potentially responsible parties and state agencies with respect to two other sites.
Until conclusion of such discussions, LG&E is unable to precisely determine its remaining liability for cleanup costs at MGP sites. However, based on site studies, management currently estimates total cleanup costs within the range of $3 million to $8 million and has recorded an accrual of approximately $3 million in the accompanying financial statements.

LG&E, along with other companies, has also been identified by USEPA as a potentially responsible party allegedly liable for cleanup costs under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) for certain off-site disposal facilities. LG&E has entered into settlements for an aggregate of $150,000 for these sites, which settlements are final and have been entered by the courts.

LPI and its subsidiaries are also subject to extensive federal, state, and local environmental laws and regulations governing the operation of various facilities in which they participate as an owner or managing operator. To the extent that there have been any developments pursuant to environmental laws and regulations, such developments have not been material, except as otherwise disclosed herein.

PURCHASED POWER
KU has purchase power arrangements with Owensboro Municipal Utilities (OMU), Electric Energy, Inc. (EEI), and other parties. Under the OMU agreement, which expires on January 1, 2020, KU purchases all of the output of a 400-MW generating station not required by OMU. The amount of purchased power available to KU during 1998-2002, which is expected to be approximately 8% of KU's total kWh requirements, is dependent upon a number of factors including the units' availability, maintenance schedules, fuel costs and OMU requirements. Payments are based on the total costs of the station allocated per terms of the OMU agreement, which generally follows delivered kWh. Included in the total costs is KU's proportionate share of debt service requirements on $186.6 million of OMU bonds outstanding at December 31, 1997.
 The debt service is allocated to KU based on its annual allocated share of capacity, which averaged approximately 50% in 1997.

KU has a 20% equity ownership in EEI, which is accounted for on the equity method of accounting. KU's entitlement is 20% of the available capacity of a 1,000-MW station. Payments are based on the total costs of the station allocated per terms of an agreement among the owners, which generally follows delivered kWh.

KU has several other contracts for purchased power during 1998-2002 of various MW capacities and for varying periods with a maximum entitlement at any time of 282 MW.

The estimated future minimum annual payments under purchased power agreements for the five years ended December 31, 2002 follow (in thousands of $):

1998            $  31,300
1999               30,200
2000               29,500
2001               32,300
2002               32,300
                 --------
Total            $155,600
                 --------
                 --------


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NOTE 19 - TRIMBLE COUNTY GENERATING PLANT

Trimble County Unit 1 (Trimble County), a 495-megawatt coal-fired electric generating unit placed into service in December 1990, has been the subject of numerous legal and regulatory proceedings to determine the appropriate ratemaking treatment to implement the Kentucky Public Service Commission's 1988 decision that LG&E should not be allowed to recover 25% of the cost of Trimble County from ratepayers.

In December 1995, the Commission approved a unanimous settlement agreement that was filed by LG&E and other parties. Under the agreement, which resolved all outstanding issues, LG&E agreed to refund approximately $22 million to current electric customers, most of which is being refunded by credits to customers' bills over the five years 1996 through 2000. In addition, LG&E agreed to pay $900,000 per year for five years beginning in 1996 to the Metro Human Needs Alliance, Inc., a not-for-profit Louisville-based corporation, for the sole purpose of funding low-income energy assistance programs in the service territory. LG&E also agreed to revise the residential decoupling methodology approved by the Commission in 1994 in a manner that reduced revenues collected from residential customers by approximately $1.8 million. Finally, the parties agreed to dismiss all appeals currently pending in state courts regarding the Commission's orders in LG&E's last general rate case.

NOTE 20 - JOINTLY OWNED ELECTRIC UTILITY PLANT

LG&E owns a 75% undivided interest in Trimble County Unit 1. Accounting for the 75% portion of the Unit, which the Commission has allowed to be reflected in customer rates, is similar to LG&E's accounting for other wholly owned utility plants.

Of the remaining 25% of the Unit, Illinois Municipal Electric Agency (IMEA) owns a 12.12% undivided interest in the Unit, and Indiana Municipal Power Agency (IMPA) owns a 12.88% undivided interest. Each is responsible for their proportionate ownership share of operation and maintenance expenses and incremental assets, and for fuel used.

The following data represent shares of the jointly owned property:


                                                Trimble County
                                   LG&E         IMPA      IMEA       Total
                                   ----         ----      ----       -----
Ownership interest                    75%       12.88%    12.12%       100%
Mw capacity                       371.25        63.75        60        495

NOTE 21 - SEGMENTS OF BUSINESS

LG&E Energy Corp. has business operations in both the regulated and non-regulated energy markets. The regulated business is conducted through LG&E and KU. LG&E is an electric and gas public utility engaged in the generation, transmission, distribution, and sale of electric energy and the storage, distribution and sale of natural gas in Louisville and adjacent areas of Kentucky. KU is an electric utility engaged in producing, transmitting and selling electric energy to about 441,200 customers in over 600 communities and adjacent suburban and rural areas in 77 counties in central, southeastern and western Kentucky and to about 29,000 customers in 5 counties in southwestern Virginia.

The non-utility businesses are subsidiaries of LG&E Capital Corp. and include LG&E Power Inc. (LPI) and LG&E International Inc. (LII). LPI and its subsidiaries develop, design, own, operate, and maintain power generation facilities that sell energy to local industries and utilities throughout the United States. LII develops and owns international power-generation assets located in Spain and Argentina and acquired interests in two natural gas distribution companies located in Argentina in February 1997. Other primarily relates to non-utility power generation activities and corporate interest and operating expenses.

(Thousands of $)                             1997            1996            1995
                                             ----            ----            ----
Operating information:
   Revenues:
      Electric                           $ 1,331,569     $ 1,318,846     $ 1,229,186   (a)
      Gas                                    231,011         214,419         181,126
                                         -----------     -----------     -----------
         Total utility                     1,562,580       1,533,265       1,410,312
      Argentine gas distribution             127,182               -               -
      Other                                   35,293          27,195          22,368
                                         -----------     -----------     -----------
         Total                           $ 1,725,055     $ 1,560,460     $ 1,432,680
                                         -----------     -----------     -----------
                                         -----------     -----------     -----------

   Operating income:
      Electric                           $   367,958     $   361,381     $   305,862
      Gas                                     15,034          18,393          16,651
                                         -----------     -----------     -----------
         Total utility                       382,992         379,774         322,513
      Argentine gas distribution              30,173               -               -
      Other                                    5,690          (5,229)         (1,415)
                                         -----------     -----------     -----------
         Total                           $   418,855     $   374,545     $   321,098
                                         -----------     -----------     -----------
                                         -----------     -----------     -----------

Other information:
   Depreciation and amortization:
      Electric                           $   164,069     $   157,353     $   149,517
      Gas                                     13,062          12,073          11,322
                                         -----------     -----------     -----------
         Total utility                       177,131         169,426         160,839
      Argentine gas distribution               7,569               -               -
      Other                                    1,849           1,973           1,861
                                         -----------     -----------     -----------
         Total                           $   186,549     $   171,399     $   162,700
                                         -----------     -----------     -----------
                                         -----------     -----------     -----------

   Construction expenditures:
      Electric                           $   175,719     $   186,123     $   191,448
      Gas                                     29,180          28,338          26,762
                                         -----------     -----------     -----------
         Total utility (b)                   204,899         214,461         218,210
      Argentine gas distribution               4,369               -               -
      Other                                      863           1,493           2,092
                                         -----------     -----------     -----------
         Total                           $   210,131     $   215,954     $   220,302
                                         -----------     -----------     -----------
                                         -----------     -----------     -----------

   Identifiable assets - December 31:
      Electric                           $ 3,197,189     $ 3,178,462     $ 3,161,494
      Gas                                    317,337         300,550         268,840
      Other                                  219,776         186,346         208,517
                                         -----------     -----------     -----------
         Total utility                     3,734,302       3,665,358       3,638,851
      Argentine gas distribution             340,144               -               -
      Net assets of discontinued operations  222,784         211,838         225,377
      Other                                  265,714         255,403         237,298
                                         -----------     -----------     -----------
         Total                           $ 4,562,944     $ 4,132,599     $ 4,101,526
                                         -----------     -----------     -----------
                                         -----------     -----------     -----------

(a)   Net of Refund - Trimble County Settlement of $28.3 million.
(b)   Excluding cost of removal and salvage.

NOTE 22 - SELECTED QUARTERLY DATA (UNAUDITED)

Selected financial data for the four quarters of 1997 and 1996 are shown below. Because of seasonal fluctuations in temperature and other factors, results for quarters may fluctuate throughout the year.


(Thousands of $ except per share data)                                     Quarters Ended
                                                          March          June        September       December
                                                          -----          ----        ---------       --------
1997
----
Revenues                                                $423,073       $388,538       $461,512       $451,932

Operating income                                          96,090         75,945        143,124        103,696

Net income (loss):
Continuing operations                                     47,530         32,784         70,869         55,857
Discontinued operations                                   (1,428)           883        (15,123)        (8,376)
                                                        --------       --------       --------       --------
   Total                                                  46,102         33,667         55,746         47,481

Earnings per share of common stock: (1)
Continuing operations                                        .37            .25            .55            .43
Discontinued operations                                     (.01)           .01           (.12)          (.06)
                                                        --------       --------       --------       --------
   Total                                                     .36            .26            .43            .37


1996
----
Revenues                                                $422,641       $353,059       $386,984       $397,776

Operating income                                          92,886         80,060        116,045         85,554

Net income (loss):
Continuing operations                                     44,495         39,519         65,614         40,758
Discontinued operations                                    8,919            376         (1,385)       (12,344)
                                                        --------       --------       --------       --------
   Total                                                  53,414         39,895         64,229         28,414

Earnings per share of common stock: (1)
Continuing operations                                        .34            .31            .51            .31
Discontinued operations                                      .07              -           (.01)          (.09)
                                                        --------       --------       --------       --------
   Total                                                     .41            .31            .50            .22

(1) The Company is required to disclose basic and dilutive earnings per share under the requirements of SFAS No. 128, Earnings Per Share. The Company has determined that basic and dilutive earnings per share for the quarters presented are the same.

                                  LG&E Energy Corp.
                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of LG&E Energy Corp.:

We have audited the consolidated balance sheets and statements of capitalization of LG&E Energy Corp. (a Kentucky corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LG&E Energy Corp. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, effective January 1, 1996, the Company changed its method of accounting for price risk management activities.


Louisville, Kentucky
July 29, 1998 (Except with respect
to the matters discussed in the third
paragraph of Note 1, the second
and ninth paragraphs of Note 3, the
twelfth paragraph of Note 5 and the
twenty-fourth, twenty-eighth and
twenty-ninth paragraphs of Note 18, as
to which the date is October 15, 1998.)

52